SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Waste Management, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1001 Fannin Street, Suite 4000

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WASTE MANAGEMENT, INC.

Date and Time:

May 10, 2013 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center

Waste Management, Inc.

1021 Main Street

Houston, Texas 77002

Purpose:

•	To elect eight directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	To approve our executive compensation;

•	To vote on a stockholder proposal regarding senior executives holding a significant percentage of equity awards until retirement, if properly presented at the meeting;

•	To vote on a stockholder proposal regarding disclosure of political contributions, if properly presented at the meeting;

•	To vote on a stockholder proposal regarding compensation benchmarking cap, if properly presented at the meeting; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 13, 2013 may vote at the meeting.

Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

LINDA J. SMITH
Corporate Secretary

March 28, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2013: This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 are available at http://www.wm.com.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

WASTE MANAGEMENT, INC.

1001 Fannin Street, Suite 4000

Houston, Texas 77002

Our Board of Directors is soliciting your proxy for the 2013 Annual Meeting of Stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On March 28, 2013, we sent an electronic notice of how to access our proxy materials, including our Annual Report, to stockholders that have previously signed up to receive their proxy materials via the Internet. On March 28, 2013, we began mailing a Notice of Internet Availability of Proxy Materials to those stockholders that previously have not signed up for electronic delivery. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting, and conserve natural resources.

Record Date	March 13, 2013.

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	There were 465,847,136 shares of Common Stock outstanding and entitled to vote as of March 13, 2013.

Voting by Proxy	Internet, phone, or mail.

Voting at the Meeting	Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Beneficial holders must obtain a proxy from their brokerage firm, bank, or other stockholder of record and present it to the inspector of elections with their ballot. Voting in person by a stockholder will replace any previous votes submitted by proxy.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated proxy via the Internet, by telephone, by mail, by delivering instructions to our Corporate Secretary before the annual meeting revoking the proxy or by voting in person at the annual meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. This means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Effect of Abstentions and Broker

Non-Votes	Abstentions will have no effect on the election of directors. For each of the other proposals, abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals, including the ratification of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. But for other proposals, including the election of directors, the advisory vote on executive compensation, and each of the stockholder proposals, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they are not counted for purposes of calculating the shares present and entitled to vote on particular proposals at the meeting.

Voting Instructions	You may receive more than one proxy card depending on how you hold your shares. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:

•	FOR our director candidates;

•	FOR the ratification of the independent registered public accounting firm;

•	FOR approval of our executive compensation;

•	AGAINST the stockholder proposal regarding senior executives holding a significant percentage of equity awards until retirement;

•	AGAINST the stockholder proposal regarding disclosure of political contributions; and

•	AGAINST the stockholder proposal regarding compensation benchmarking cap.

If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders.

Attending in Person	Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting. If you are planning to attend our annual meeting and require directions to the meeting, please contact our Corporate Secretary at 713-512-6200.

The only items that will be discussed at this year’s annual meeting will be the items set out in the Notice. There will be no presentations.

Stockholder Proposals for the 2014

Annual Meeting	Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2014 Annual Meeting should notify our Corporate Secretary at Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002. The written proposal must be received at our offices no later than November 28, 2013 and no earlier than October 29, 2013. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2014 Annual Meeting.

Expenses of Solicitation	We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Innisfree M&A Incorporated has been hired to help in the solicitation of proxies for the 2013 Annual Meeting for a fee of approximately $15,000 plus associated costs and expenses.

Annual Report	A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, which includes our financial statements for fiscal year 2012, is included with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you wish to receive a separate copy of this Proxy Statement and the Annual Report, please contact: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone 713-512-6200.

If you do not wish to participate in householding in the future, and prefer to receive separate copies of the proxy materials, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

BOARD OF DIRECTORS

Our Board of Directors currently has nine members. Each member of our Board is elected annually. Mr. Reum is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions that only non-employee directors attend.

Stockholders and interested parties wishing to communicate with the Board or the non-employee directors should address their communications to Mr. W. Robert Reum, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

Leadership Structure

We separated the roles of Chairman of the Board and Chief Executive Officer at our Company in 2004. We believe that having a Non-Executive Chairman of the Board is in the best interests of the Company and stockholders. Over the past several years, the demands made on boards of directors have been increasing. This is in large part due to increased regulation under federal securities laws, national stock exchange rules and other federal and state regulatory changes. More recently, on-going market challenges and economic conditions have increased the demands made on boards of directors. The Non-Executive Chairman’s responsibilities include leading full Board meetings and executive sessions, as well as ensuring best practices and managing the Board function. The Board named Mr. Reum Chairman of the Board effective January 1, 2012, due to his tenure with and experience and understanding of the Company, as well as his experience on public company boards of directors.

The separation of the positions allows Mr. Reum to focus on management of Board matters and allows our Chief Executive Officer to focus his attention on managing our business. Additionally, we believe the separation of those roles ensures the independence of the Board in its oversight role of critiquing and assessing the Chief Executive Officer and management generally.

Role in Risk Oversight

Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management and our enterprise risk management process. The Company believes that its leadership structure is conducive to comprehensive risk management practices and that the Board’s involvement is appropriate to ensure effective oversight.

The Company initiated an enterprise risk management process several years ago, which is coordinated by the Company’s Internal Audit department, under the supervision of the Company’s Chief Financial Officer. This process initially involved the identification of the Company’s programs and processes related to risk management and the individuals responsible for them. Included was a risk assessment survey completed by senior personnel requesting information regarding perceived risks to the Company, with follow-up interviews with members of senior management to review any gaps between their and their direct reports’ responses. The information gathered was tailored to coordinate with the Company’s strategic planning process such that the risks could be categorized in a manner that identified the specific Company strategies that may be jeopardized and plans could be developed to address the risks to those strategies. The Company then conducted an open-ended survey aligned with the objectives of the Company’s strategic goals with several individuals with broad risk management and/or risk oversight responsibilities. Included in the survey was the identification of the top concerns, assessment of their risk impact and probability, and identification of the responsible risk owner. Finally, a condensed survey of top risks was completed by approximately 200 senior personnel to validate the risks and the risk rankings.

Beginning in 2011, additional steps were taken to enhance the enterprise risk management program and process. In mid year, Board members are polled to collect their thoughts on significant risks facing the Company and how the reporting format should be revised to improve management’s communication of enterprise risks to the Board. An open-ended survey is also sent to over 100 senior personnel across the Company requesting their input relating to risks, including assessment of likelihood and severity, and known controls and metrics to monitor the risks. In addition, external stakeholders are interviewed to gather their views on risks that they perceive could have a significant impact on the Company or the industry. Finally, responsible risk owners are asked to perform in-depth analyses of their assigned risks to ensure the accuracy of their previous assessment and to ensure that appropriate mitigating and/or monitoring activities are in place.

The Board of Directors and its committees meet in person approximately six times a year, including one meeting that is dedicated specifically to strategic planning, and regular updates are given to the Board of Directors on all Company risks. At each of these meetings, our President and Chief Executive Officer; Chief Financial Officer; and General Counsel are asked to report to the Board and, when appropriate, specific committees. Additionally, other members of management and employees are requested to attend meetings and present information, including those responsible for our Internal Audit, Environmental Audit, Business Ethics and Compliance, Human Resources, Government Affairs, Risk Management, Safety and Accounting functions. One of the purposes of these presentations is to provide direct communication between members of the Board and members of management; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the risks of the Company.

Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Mr. Reum, as Non-Executive Chairman, facilitates communications with the Board of Directors as a whole and is integral in initiating the frank, candid discussions among the independent Board members necessary to ensure management is adequately evaluating and managing the Company’s risks. These intra-Board communications are essential in its oversight function. Additionally, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee, and committee chairs report to the full Board. These practices ensure that all issues affecting the Company are considered in relation to each other and by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on all financial and compliance risks in accordance with New York Stock Exchange requirements.

Independence of Board Members

In accordance with the retirement provisions of the Company’s Corporate Governance Guidelines, Pastora San Juan Cafferty, a current independent director, is retiring from the Board of Directors as of the date of the annual meeting and is not standing for re-election at the 2013 Annual Meeting of Stockholders.

The Board of Directors has determined that each of the following seven non-employee director candidates is independent in accordance with the New York Stock Exchange listing standards:

Bradbury H. Anderson

Frank M. Clark, Jr.

Patrick W. Gross

Victoria M. Holt

John C. Pope

W. Robert Reum

Thomas H. Weidemeyer

Mr. Steiner is an employee of the Company and, as such, is not considered an “independent” director.

To assist the Board in determining independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the requirements of the New York Stock Exchange. These standards specify certain relationships that are prohibited in order for the non-employee director to be deemed independent. In addition to these categorical standards, our Board makes a subjective determination of independence considering relevant facts and circumstances. The Board reviewed all commercial and non-profit affiliations of each non-employee director and the dollar amount of all transactions between the Company and each entity with which a non-employee director is affiliated to determine independence. These transactions included the Company, through its subsidiaries, providing waste management services in the ordinary course of business and the Company’s subsidiaries purchasing goods and services in the ordinary course of business. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website. The Board has determined that each non-employee director candidate meets these categorical standards and that there are no other relationships that would affect independence.

Meetings and Board Committees

Last year the Board held eight meetings and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he served, with the exception of Ms. Cafferty, who, due to health reasons, was only able to attend approximately 72% of the meetings. In addition, all directors attended the 2012 Annual Meeting of Stockholders, with the exception of Ms. Cafferty. Although we do not have a formal policy regarding director attendance at annual meetings, it has been longstanding practice that all directors attend unless there are unavoidable schedule conflicts or unforeseen circumstances.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three separate standing committees: the Audit Committee; the Management Development and Compensation Committee (the “MD&C Committee”); and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary. In 2006, the Board appointed a Special Committee, as described below.

The Audit Committee

Mr. Gross has been the Chairman of our Audit Committee since May 2010. The other members of our Audit Committee are Messrs. Clark, Reum and Weidemeyer. Each member of our Audit Committee satisfies the additional New York Stock Exchange independence standards for audit committees set forth in Section 10A of the Securities Exchange Act of 1934, as amended. Our Audit Committee held eight meetings in 2012.

SEC rules require that we have at least one financial expert on our Audit Committee. Our Board of Directors has determined that Mr. Gross is an Audit Committee financial expert for purposes of the SEC’s rules based on a thorough review of his education and financial and public company experience.

Mr. Gross was a founder of American Management Systems where he was principal executive officer for over 30 years. He has served as Chairman of The Lovell Group, a private investment and advisory firm, since 2001. Mr. Gross holds an MBA from the Stanford University Graduate School of Business, a master’s degree in engineering science from the University of Michigan and a bachelor’s degree in engineering science from Rensselaer Polytechnic Institute. Mr. Gross serves on four public company audit committees in addition to ours. The Board reviewed the time Mr. Gross spends on each company’s audit committee and the time he spends on other companies’ interests and determined that such service and time does not impair his ability to serve on our Audit Committee. With the exception of Mr. Gross, none of the other Audit Committee members currently serve on the audit committees of other public companies.

The Audit Committee’s duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:

Administrative Responsibilities

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

•	Adopt an orientation program for new Audit Committee members.

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish our policies for hiring current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures; and

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor.

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors; and

•	Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review all earnings press releases and discuss with management the type of earnings guidance that we provide to analysts and rating agencies;

•

Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees;

•	Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

•	Review management’s and the independent auditor’s assessment of the adequacy and effectiveness of internal controls over financial reporting; and

•	Review executive officer certifications related to our reports and filings.

Audit Committee Report

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2012 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

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First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2012, those matters required to be discussed by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

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Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

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Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2012, as well as Ernst & Young’s report regarding the effectiveness of internal control over financial reporting.

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Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheet as of December 31, 2012, and consolidated statements of income, cash flows and equity for the fiscal year ended December 31, 2012, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls over financial reporting.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2012. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2013.

The Audit Committee of the Board of Directors

Patrick W. Gross, Chairman
Frank M. Clark, Jr.
W. Robert Reum
Thomas H. Weidemeyer

The Management Development and Compensation Committee

Mr. Clark has served as the Chairman of our MD&C Committee since May 2011. The other members of the Committee are Ms. Cafferty, Ms. Holt and Messrs. Anderson, Pope and Reum. Each member of our MD&C Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The MD&C Committee met six times in 2012.

Our MD&C Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. The MD&C Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the MD&C Committee has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of all of our executives;

•	Approve the compensation of our senior management and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer by all independent directors to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Review the results of the stockholder advisory vote on executive compensation and consider any implications of such voting results on the Company’s compensation programs;

•	Recommend to the full Board new Company compensation and benefit plans or changes to our existing plans;

•	Determine the independence of the MD&C Committee’s compensation consultant annually; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

In overseeing compensation matters, the MD&C Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the MD&C Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. For additional information on the MD&C Committee, see the Compensation Discussion and Analysis beginning on page 22.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion and Analysis, beginning on page 22, with management. Based on the review and discussions, the MD&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Management Development and Compensation Committee of the Board of Directors

Frank M. Clark, Jr., Chairman
Bradbury H. Anderson
Pastora San Juan Cafferty
Victoria M. Holt
John C. Pope
W. Robert Reum

Compensation Committee Interlocks and Insider Participation

During 2012, Ms. Cafferty and Messrs. Anderson, Clark, Pope, Reum and Rothmeier (who resigned from the Board in June 2012) served on the MD&C Committee. No member of the MD&C Committee was an officer or employee of Waste Management during 2012; no member of the MD&C Committee is a former officer of the Company; and during 2012, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or MD&C Committee.

The Nominating and Governance Committee

Mr. Weidemeyer has served as the Chairman of our Nominating and Governance Committee since May 2011. The other members of the Committee include Ms. Cafferty, Ms. Holt and Messrs. Anderson, Gross, Pope and Reum. Each member of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2012, the Nominating and Governance Committee met four times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be found on our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee has the following responsibilities:

•	Review and recommend the composition of our Board, including the nature and duties of each of our committees, in accordance with our Corporate Governance Guidelines;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Evaluate the charters of each of the committees and recommend directors to serve as committee chairs;

•	Review individual director’s performance in consultation with the Chairman of the Board and review the overall effectiveness of the Board;

•	Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

•	Review stockholder proposals received for inclusion in the Company’s proxy statement and recommend action to be taken with regard to the proposals to the Board; and

•	Identify and recommend to the Board candidates to fill director vacancies.

Potential director candidates are identified through various methods; the Nominating and Governance Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Governance Committee uses outside consultants to assist it with identifying potential director candidates. In 2012, the Nominating and Governance Committee retained an outside consultant who identified Ms. Victoria M. Holt as a potential director candidate. Our Board of Directors elected Ms. Holt as a member of the Board in January 2013, and she is a nominee for re-election at the annual meeting.

For all potential candidates, the Nominating and Governance Committee considers all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. The Committee uses a matrix of functional and industry experiences to develop criteria to select candidates. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by the Chief Executive Officer and a minimum of two members of the

Nominating and Governance Committee, including the Non-Executive Chairman of the Board. Additional interviews may include other members of the Board, representatives from senior levels of management and an outside consultant.

The Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, between October 29, 2013 and November 28, 2013.

Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. In addition, the policy sets forth certain transactions that will not be considered related party transactions, including (i) executive officer compensation and benefit arrangements; (ii) director compensation arrangements; (iii) business travel and expenses, advances and reimbursements in the ordinary course of business; (iv) indemnification payments and advancement of expenses, and payments under directors’ and officers’ indemnification insurance policies; (v) any transaction between the Company and any entity in which a related party has a relationship solely as a director, a less than 5% equity holder, or an employee (other than an executive officer); and (vi) purchases of Company debt securities, provided that the related party has a passive ownership of no more than 2% of the principal amount of any outstanding series. The Nominating and Governance Committee is responsible for overseeing the policy.

All executive officers and directors are required to notify the General Counsel or the Corporate Secretary as soon as practicable of any proposed transaction that they or their family members are considering entering into that involves the Company. The General Counsel will determine whether potential transactions or relationships constitute related party transactions that must be referred to the Nominating and Governance Committee.

The Nominating and Governance Committee will review a detailed description of the transaction, including:

•	the terms of the transaction;

•	the business purpose of the transaction;

•	the benefits to the Company and to the relevant related party; and

•	whether the transaction would require a waiver of the Company’s Code of Conduct.

In determining whether to approve a related party transaction, the Nominating and Governance Committee will consider, among other things, whether:

•	the terms of the related party transaction are fair to the Company and such terms would be reasonable in an arms-length transaction;

•	there are business reasons for the Company to enter into the related party transaction;

•	the related party transaction would impair the independence of any non-employee director;

•	the related party transaction would present an improper conflict of interest for any director or executive officer of the Company; and

•	the related party transaction is material to the Company or the individual.

Any member of the Nominating and Governance Committee who has an interest in a transaction presented for consideration will abstain from voting on the related party transaction.

The Nominating and Governance Committee’s consideration of related party transactions and its determination of whether to approve such a transaction are reflected in the minutes of the Nominating and Governance Committee’s meetings. The Company is not aware of any transactions that are required to be disclosed.

Special Committee

The Board of Directors appointed a Special Committee in November 2006 to make determinations regarding the Company’s obligation to provide indemnification when and as may be necessary. The Special Committee consists of Mr. Gross and Mr. Weidemeyer. The Special Committee held three meetings in 2012.

Board of Directors Governing Documents

Stockholders may obtain copies of our Corporate Governance Guidelines, the charters of the Audit Committee, the MD&C Committee, and the Nominating and Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing the “Corporate Governance” section of the “Investor Relations” page on our website at http://www.wm.com.

Non-Employee Director Compensation

Our non-employee director compensation program consists of equity awards and cash consideration. Compensation for directors is recommended annually by the Nominating and Governance Committee, with the assistance of an independent third-party consultant, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience. The compensation also is designed to reward the time and talent required to serve on the board of a company of our size and complexity. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Equity Compensation

Non-employee directors receive an annual grant of shares of Common Stock under the Company’s 2009 Stock Incentive Plan. The shares are fully vested at the time of grant; however, non-employee directors are subject to ownership guidelines that establish a minimum ownership standard and require that all net shares received in connection with a stock award, after selling shares to pay all applicable taxes, be held during their tenure as a director and for one year following termination of Board service. The grant of shares is generally made in two equal installments, and the number of shares issued is based on the market value of our Common Stock on the dates of grant, which historically have been January 15 and July 15 of each year. The total annual equity grant to non-employee directors for 2012 service was valued at $130,000, and each director received a grant valued at $65,000 on each of January 15, 2012 and July 15, 2012. Mr. Reum received a grant of shares valued at $100,000 for his service as Non-Executive Chairman of the Board in 2012, which was also awarded in two equal installments on January 15 and July 15.

Due to tax planning considerations, the Nominating and Governance Committee recommended, and the Board approved, accelerated issuance of the non-employee directors’ annual stock award for 2013. As a result, on December 15, 2012, each non-employee director received a stock award valued at $130,000 on account of 2013 Board service, with the exception of Ms. Cafferty, who received a stock award valued at $65,000. Mr. Reum received an additional stock award valued at $100,000 for his service as Non-Executive Chairman of the Board in 2013. The grant date fair value of the awards is equal to the number of shares issued multiplied by the market value of our Common Stock on December 15, 2012; there are no assumptions used in the valuation of shares.

Cash Compensation

All non-employee directors receive an annual cash retainer for Board service and additional cash retainers for serving as a committee chair. Directors do not receive meeting fees in addition to the retainers. The cash retainers are generally payable in two equal installments in January and July of each year. Due to tax planning considerations, the Nominating and Governance Committee recommended, and the Board approved, accelerated payment of the annual cash retainers for 2013 Board service in 2012. The payments of the retainers for each six-month period are not subject to refund. The table below sets forth the cash retainers for 2012:

Annual Retainer	$105,000
Annual Chair Retainers	$100,000 for Non-Executive Chairman
$25,000 for Audit Committee Chair
$20,000 for MD&C Committee Chair
$15,000 for Nominating and Governance Committee Chair
Other Annual Retainers	$10,000 for Special Committee

The table below shows the aggregate cash paid, and stock awards issued, to the non-employee directors in 2012 in accordance with the descriptions set forth above:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Bradbury H. Anderson	210,000	260,000	470,000
Pastora San Juan Cafferty	157,500	195,000	352,500
Frank M. Clark, Jr.	250,000	260,000	510,000
Patrick W. Gross	270,000	260,000	530,000
John C. Pope	210,000	260,000	470,000
W. Robert Reum	410,000	460,000	870,000
Steven G. Rothmeier	52,500	65,000	117,500
Thomas H. Weidemeyer	250,000	260,000	510,000

(1)	As discussed above, payment of cash retainers and issuance of stock awards on account of 2013 Board service were accelerated and paid in December 2012. Accordingly, the table above presents total compensation to non-employee directors for two years of Board service.

(2)	Amounts in this column represent the grant date fair value of stock awards granted in 2012, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The first proposal on the agenda is the election of eight directors to serve until the 2014 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. The Board has nominated the eight director candidates named below, and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. Our By-laws provide that if the number of shares voted “for” any director nominee does not exceed 50% of the votes cast with respect to that director, he will tender his resignation to the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

The table below shows all of our director nominees; their ages, terms of office on our Board; experience within the past five years; and their qualifications we considered when inviting them to join our Board as well as nominating them for re-election. We believe that, as a general matter, our directors’ past five years of experience gives an indication of the wealth of knowledge and experience these individuals have and that we considered; however, we have also indicated the specific skills and areas of expertise we believe makes each of these individuals a valuable member of our Board.

Director Nominees

Director	Qualifications
Bradbury H. Anderson, 63 Director since 2011

Vice Chairman and Chief Executive Officer — Best Buy Co., Inc. (multinational retailer of technology and entertainment products and services) from 2002 to 2009; President and Chief Operating Officer of Best Buy from 1991 to 2002.

Director of General Mills, Inc. since 2007.

Director of Carlson Companies, a private company, since July 2009.

Director of LightHaus Logic, Inc., a private corporation, since April 2012.

Mr. Anderson served in the positions of chief executive officer and chief operating officer of a large public retail company for several years, during a customer segmentation transformation, which provided him with extensive knowledge of management and operations of large public companies, including experience implementing customer focused strategies. He also has over 16 years of experience as a member of a public company board of directors.
Frank M. Clark, Jr., 67 Director since 2002

Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) from November 2005 to February 2012; President — ComEd from 2001 to November 2005.

Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005; Senior Vice President — Exelon Corporation from 2001 to 2004.

Director of BMO Financial Corp., a private corporation, since 2005.

Director of Aetna, Inc. since 2006.

Mr. Clark served in executive positions at a large public utility company for over a decade, providing him with extensive experience and knowledge of large company management, operations and business critical functions. He also brings over 10 years of experience as a member of a public company board of directors.

Director	Qualifications
Patrick W. Gross, 68 Director since 2006

Chairman — The Lovell Group (private investment and advisory firm) since October 2001.

Director of Capital One Financial Corporation since 1995.

Director of Liquidity Services, Inc. since 2001.

Director of Career Education Corporation since 2005.

Director of Rosetta Stone, Inc. since 2009.

Director of Taleo Corporation from 2006 to 2012.

Mr. Gross was a founder of American Management Systems, Inc., a global business and information technology firm, where he was principal executive officer for over 30 years. As a result, he has extensive experience in applying information technology and advanced data analytics in global companies. His background, education and board service also provide him with expertise in finance and accounting. He also brings over 30 years of experience as a director on public company boards of directors.
Victoria M. Holt, 55 Director since 2013

President and Chief Executive Officer — Spartech Corporation (a leading producer of plastic sheet, compounds and packaging products) from September 2010 to present.

Senior Vice President, Glass and Fiber Glass, PPG Industries, Inc. (a leading coatings and specialty products company) from May 2005 to September 2010.

Director of Spartech Corporation since 2005.

Director of Watlow Electric Manufacturing Company, a private corporation, since December 2012.

Ms. Holt has served in executive positions at public companies for many years, providing her with extensive knowledge about operations, management, logistical requirements and measuring financial performance of large public companies. Her background and education provide her with expertise in applying environmental solutions critical to our Company’s strategy.
John C. Pope, 63 Non-Executive Chairman of the Board from 2004 through 2011; Director since 1997

Chairman of the Board — PFI Group (private investment firm) since July 1994.

Director of R.R. Donnelley & Sons Company, or predecessor companies, since 1996.

Director of Kraft Foods Group, Inc., or predecessor companies, since 2001.

Director of Con-way, Inc., or predecessor companies, since 2003.

Director of Navistar International Corporation since 2012.

Director of Dollar Thrifty Automotive Group, Inc. from 1997 to 2012.

Prior to his current service on the boards of multiple major corporations, Mr. Pope served in executive operational and financial positions at large airline companies for almost 20 years, providing him with extensive experience and knowledge of management of large public companies with large-scale logistical challenges, high fixed-cost structure and significant capital requirements. His background, education and board service also provide him with expertise in finance and accounting. Mr. Pope has served as a director on many public company boards of directors during the last 30 years.

Director	Qualifications
W. Robert Reum, 70 Non-Executive Chairman of the Board since January 2012; Director since 2003
Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.	Mr. Reum has served as the chief executive of a private diversified manufacturing company for ten years. He also served as Chairman, President and Chief Executive Officer of The Interlake Corporation, a public diversified metal products company, from 1991 to 1999. As a result, he has extensive management experience within a wide range of business functions. Mr. Reum also brings over 20 years of experience as a director on public company boards of directors.
David P. Steiner, 52 Chief Executive Officer and Director since 2004; President since June 2010

Executive Vice President and Chief Financial Officer from April 2003 to March 2004.

Director of TE Connectivity Ltd. (formerly Tyco Electronics Corporation) since 2007.

Director of FedEx Corporation since 2009.

Mr. Steiner is our President and Chief Executive Officer and, in that capacity, brings extensive knowledge of the details of our Company and its employees, as well as the front-line experiences of running our Company, to his service as a member of our Board. Mr. Steiner also brings his experience as a director of other major public companies.
Thomas H. Weidemeyer, 65 Director since 2005

Chief Operating Officer — United Parcel Service, Inc. (package delivery and supply chain services company) from 2001 to 2003; Senior Vice President — United Parcel Service, Inc. from 1994 to 2003.

President, UPS Airlines (UPS owned airline) from 1994 to 2003.

Director of NRG Energy, Inc. since 2003.

Director of The Goodyear Tire & Rubber Company since 2004.

Director of Amsted Industries Incorporated since 2007.

Mr. Weidemeyer served in executive positions at a large public company for several years. His roles encompassed significant operational management responsibility, providing him knowledge and experience in an array of functional areas critical to large public companies, including supply chain and logistics management. Mr. Weidemeyer also has over 12 years of experience as a director on public company boards of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEE DIRECTORS.

DIRECTOR AND OFFICER STOCK OWNERSHIP

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors that require each director to hold Common Stock or share-based instruments valued at five times his annual cash retainer. Non-employee directors other than Mr. Reum currently are required to hold 17,500 shares, and Mr. Reum, as Chairman, currently is required to hold approximately 34,200 shares. Directors have five years from the later of the date they join the Board or the effective date of an increase in the holding requirements to attain the required level of ownership. Ms. Cafferty and Messrs. Clark, Pope and Weidemeyer have reached their required levels of ownership. Mr. Gross has until July 2015 to reach his required level of ownership. Mr. Anderson has until August 2016 to reach his required level of ownership. Ms. Holt has until January 2018 to reach her required level of ownership, and Mr. Reum has until January 2017 to reach his increased required level of ownership due to his election as Non-Executive Chairman of the Board effective January 1, 2012.

Our executive officers, including Mr. Steiner, are also subject to stock ownership guidelines, as described in the Compensation Discussion and Analysis on page 39 of this Proxy Statement.

The Stock Ownership Table below shows the number of shares of Common Stock each director nominee and each executive officer named in the Summary Compensation Table on page 41 beneficially owned as of March 13, 2013, our record date for the annual meeting, as well as the number owned by all directors and executive officers as a group. The table also includes information about restricted stock units that will vest within 60 days of our record date, stock options currently exercisable or that will become exercisable within 60 days of our record date and phantom stock granted under various compensation and benefit plans.

These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Security Ownership of Management

Name	Shares of Common Stock Owned(1)	Shares of Common Stock Covered by Exercisable Options(2)	Phantom Stock(3)
Bradbury H. Anderson(4)	10,391	0	0
Pastora San Juan Cafferty	21,874	0	0
Frank M. Clark, Jr.	24,014	0	0
Patrick W. Gross	17,235	0	0
Victoria M. Holt	1,483	0	0
John C. Pope(5)	45,672	0	0
W. Robert Reum	26,456	0	0
Thomas H. Weidemeyer	19,357	0	0
David P. Steiner(6)	606,183	767,394	73,142
James E. Trevathan, Jr	169,588	223,430	0
James C. Fish, Jr	11,313	45,729	0
Jeff M. Harris	46,822	114,022	0
Rick L Wittenbraker(7)	71,884	121,177	0
Steven C. Preston(8)	0	0	0
Grace M. Cowan(9)	668	0	0
Duane C. Woods(10)	77,000	111,022	4,079
All directors and executive officers as a group (25 persons)(11)	1,325,148	1,826,151	86,970

(1)	The table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The amounts reported above include stock equivalents attributed to the named executive officers based on their respective holdings in the Company’s Retirement Savings Plan stock fund as follows: Mr. Steiner — 11,116; Mr. Fish — 3,334; Mr. Woods — 397; and Ms. Cowan — 428.
(2)	The number of options includes options currently exercisable and options that will become exercisable within 60 days of our record date.

(3)	Executive officers may choose a Waste Management stock fund as an investment option under the Company’s 409A Deferral Savings Plan described in the Nonqualified Deferred Compensation table on page 48. Interests in the fund are considered phantom stock because they are equal in value to shares of our Common Stock. Phantom stock receives dividend equivalents, in the form of additional phantom stock, at the same time that holders of shares of Common Stock receive dividends. The value of the phantom stock is paid out, in cash, at a future date selected by the executive. Phantom stock is not considered as equity ownership for SEC disclosure purposes; we have included it in this table because it represents an investment risk in the performance of our Common Stock.

(4)	The number of shares owned by Mr. Anderson includes 100 shares held by his wife.

(5)	The number of shares owned by Mr. Pope includes 435 shares held in trusts for the benefit of his children.

(6)	The number of shares owned by Mr. Steiner includes 343,294 shares held by Steiner Family Holdings, LLC. Mr. Steiner is the sole manager of this company. All of the shares held by Steiner Family Holdings, LLC are pledged as security for a loan.

(7)	The number of shares owned by Mr. Wittenbraker includes 1,000 restricted stock units that will vest within 60 days of our record date.

(8)	Common Stock ownership as of October 15, 2012, the date of Mr. Preston’s departure from the Company.

(9)	Common Stock ownership as of August 31, 2012, the date of Ms. Cowan’s departure from the Company.

(10)	Common Stock ownership as of November 30, 2012, the date of Mr. Woods’ departure from the Company. The number of shares owned by Mr. Woods includes 125 shares held by his children and 185 shares held by his wife’s IRA.

(11)	Included in the “All directors and executive officers as a group” are 2,372 restricted stock units held by two of our executive officers that will vest within 60 days of our record date and 16,654 stock equivalents attributable to the executive officers’ collective holdings in the Company’s Retirement Savings Plan stock fund.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows information for persons known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through March 13, 2013.

	Shares Beneficially Owned
Name and Address	Number		Percent(1)
Capital World Investors	40,961,706	(2)	8.8
333 South Hope Street
Los Angeles, CA 90071
Capital Research Global Investors	38,463,415	(3)	8.3
333 South Hope Street
Los Angeles, CA 90071
William H. Gates III	29,894,579	(4)	6.4
One Microsoft Way
Redmond, WA 98052
BlackRock, Inc.	23,490,646	(5)	5.0
40 East 52nd Street
New York, NY 10022

(1)	Percentage is calculated using the number of shares of Common Stock outstanding as of March 13, 2012.

(2)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2013. Capital World Investors reports that it is deemed to be the beneficial owner of 40,961,706 shares of Common Stock as a result of acting as investment adviser to various investment companies. Capital World Investors disclaims beneficial ownership of all shares.

(3)	This information is based on a Schedule 13G filed with the SEC on February 13, 2013. Capital Research Global Investors reports that it is deemed to be the beneficial owner of 38,463,415 shares of Common Stock as a result of acting as investment adviser to various investment companies. Capital Research Global Investors disclaims beneficial ownership of all shares.

(4)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2013. Mr. Gates reports that he has sole voting and dispositive power over 11,260,907 shares of Common Stock held by Cascade Investment, L.L.C., as the sole member of such entity. Additionally, the Schedule 13G/A reports that Mr. Gates and Melinda French Gates share voting and dispositive power over 18,633,672 shares of Common Stock beneficially owned by Bill & Melinda Gates Foundation Trust.

(5)	This information is based on a Schedule 13G filed with the SEC on January 30, 2013. BlackRock, Inc. reports that it has sole and dispositive power over the shares of Common Stock beneficially owned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the New York Stock Exchange. Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in 2012.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 16, their ages and business experience for the past five years.

Name	Age	Positions Held and Business Experience for Past Five Years
David A. Aardsma	56	• Senior Vice President and Chief Sales and Marketing Officer since June 2011.
		• Senior Vice President, Sales and Marketing from January 2005 to June 2011.
Puneet Bhasin	50	• Chief Information Officer and Senior Vice President, Technology, Logistics and Customer Service since August 2012.
		• Senior Vice President and Chief Information Officer from December 2009 to August 2012.
		• Senior Vice President — Global Product & Technology, Monster Worldwide (provider of global online employment solutions) from April 2005 to November 2009.
William K. Caesar	47	• President, WM Recycle America, L.L.C., a wholly-owned subsidiary of the Company, since January 2012.
		• Chief Strategy Officer from July 2010 to January 2012. • Principal, McKinsey & Company (global management consulting firm) from July 2003 to June 2010.
Barry H. Caldwell	52	• Senior Vice President — Government Affairs and Corporate Communications since September 2002.
Don P. Carpenter	52	• Vice President and Chief Accounting Officer since August 2012.
		• Vice President — Tax from May 2002 to August 2012.
James C. Fish, Jr.	50	• Executive Vice President and Chief Financial Officer since August 2012.
		• Senior Vice President, Eastern Group from June 2011 to August 2012.
		• Area Vice President, Pennsylvania and West Virginia Area from January 2009 to June 2011.
		• Market Area General Manager, Western Pennsylvania and West Virginia Market Area from February 2008 to January 2009.
		• Market Area General Manager, Rhode Island and Southern Massachusetts Market Area from September 2006 to February 2008.
Jeff M. Harris	58	• Senior Vice President — Field Operations since July 2012.
		• Senior Vice President — Midwest Group from April 2006 to July 2012.

Name	Age	Positions Held and Business Experience for Past Five Years
John J. Morris	43	•Senior Vice President — Field Operations since July 2012.
		•Chief Strategy Officer from March 2012 to July 2012.
		•Area Vice President — Greater Mid-Atlantic Area from July 2011 to March 2012.
		•Area Vice President — Waste Management of New Jersey from February 2007 to July 2011.
Devina A. Rankin	37	•Vice President and Treasurer since August 2012.
		•Assistant Treasurer from June 2010 to August 2012.
		•Senior Manager of Financial Reporting from July 2007 to June 2010.
Mark E. Schwartz	55	•Senior Vice President — Human Resources since May 2012.
		•Vice President and Assistant General Counsel — Labor and Employment from December 2000 to May 2012.
James E. Trevathan, Jr.	60	•Executive Vice President and Chief Operating Officer since July 2012.
		•Executive Vice President — Growth, Innovation and Field Support from June 2011 to July 2012.
		•Senior Vice President — Southern Group from July 2007 to June 2011.
Mark A. Weidman	56	•President of Wheelabrator Technologies Inc., a wholly-owned subsidiary of the Company, since March 2006.
Rick L Wittenbraker	65	•Senior Vice President, General Counsel and Chief Compliance Officer since November 2003.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The objective of our executive compensation program is to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy. The Company seeks to accomplish this goal by designing a compensation program that is supportive of and aligns with the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies further the objective of our executive compensation program:

•

a substantial portion of executive compensation is linked to Company performance, through annual cash bonus performance criteria and long-term equity-based incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target Company performance as compared to periods of below-target Company performance. In 2012, our performance-based annual cash bonus and long-term equity-based incentive awards comprised approximately 87% of total target compensation for our President and Chief Executive Officer and approximately 71% of total target compensation for our other currently-serving named executives;

•	performance goals are designed to be challenging, yet achievable;

•	performance-based awards include threshold, target and maximum payouts correlating to a range of performance and are based on a variety of indicators of performance, which limits risk-taking behavior;

•

our compensation mix targets approximately 50% of total compensation of our named executives (and approximately 70% in the case of our President and Chief Executive Officer) to result from long-term equity awards, which aligns executives’ interests with those of stockholders;

•

performance stock units’ three-year performance period, as well as stock options’ vesting over a three-year period, link executives’ interests with long-term performance and reduce incentives to maximize performance in any one year;

•	all of our named executive officers are subject to stock ownership requirements, which we believe demonstrates a commitment to, and confidence in, the Company’s long-term prospects;

•

the Company has clawback provisions in its equity award agreements and recent employment agreements, as well as a general clawback policy, designed to recoup compensation in certain cases when cause and/or misconduct are found;

•

our executive officer severance policy implemented a limitation on the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy; and

•	the Company has adopted a policy that prohibits it from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

2012 Company Performance, Restructuring and Compensation Results

During 2012, the Company maintained its focus on knowing and servicing the customer better than anyone else, extracting more value from the materials we handle, and optimizing our business. In July 2012, we announced a reorganization, designed to streamline management and staff support functions and reduce our cost structure, while not disrupting our front-line operations. Principal organizational changes included removal of the management layer consisting of our four geographic operating Groups; consolidation and reduction of the number of Areas managing the core collection, disposal and recycling businesses from 22 to 17; and reduction of corporate support staff in an effort to better align support with the needs of the operating units. Voluntary separation arrangements were offered to many employees.

The Company continued to produce strong cash flows from operating activities and return cash to our stockholders through dividends. However, the Company faced very challenging commodity market conditions, and lower commodity prices dramatically affected our 2012 earnings. Our fourth quarter 2012 results were in line with our expectations, and our internal revenue growth from yield was at its highest level for the year. In

2013, the Company will be focused on earnings growth; we expect to see increased internal revenue growth from yield and volume, as well as continued benefit from our cost savings programs, including our July 2012 restructuring. We will also continue to drive strong cash flow to support our dividend, debt reduction, share repurchases, and appropriate acquisition and investment opportunities. In line with the Company’s financial results, the following is a summary of the 2012 compensation program results:

•	the Company did not grant annual merit increases to base salary in 2012.

•

Company-wide threshold performance metrics were not met for annual cash incentive awards to named executive officers; however, our former Midwest geographic operating Group and our former Eastern geographic operating Group exceeded threshold performance on certain of their Group-level performance metrics. As a result, Mr. Jeff Harris received an annual cash bonus of 45.85% of target on account of Midwest Group performance. Additionally, Mr. James Fish received an annual cash bonus of 15.41% of target on account of Eastern Group performance for the portion of the year that he served as Senior Vice President of the Eastern Group.

•

the Company generated a return on invested capital, for purposes of our performance share unit performance goals for our long-term incentive awards granted in 2010, that was above threshold for the three-year performance period ended December 31, 2012 but below target, resulting in a 62.94% payout on performance share units (“PSUs”) in shares of Common Stock.

The 2012 results have reinforced our emphasis on performance-based compensation. The MD&C Committee strives to establish performance goals that are challenging, but attainable, and the MD&C Committee remains dedicated to the principle that executive compensation should be substantially linked to Company performance. Accordingly, the compensation of the Company’s executive officers set forth in the Summary Compensation Table of this Proxy Statement, whom we refer to as the “named executive officers” or “named executives,” evidences our commitment to pay for performance.

Consideration of Stockholder Advisory Vote

The MD&C Committee established the 2012 compensation plan in early 2012, before the stockholder advisory vote on executive compensation in May 2012. However, the MD&C Committee noted the results of the advisory stockholder vote in May 2011, with 97% of shares present and entitled to vote at the annual meeting voting in favor of the Company’s executive compensation, and has since noted the results of the May 2012 advisory stockholder vote, with 96% of shares present and entitled to vote at the annual meeting voting in favor of the Company’s executive compensation. Accordingly, the results of the stockholder advisory vote have not caused the MD&C Committee to recommend any changes to our compensation practices.

2013 Compensation Program Preview

The Company continues to adapt its compensation program to best support our strategy and the accomplishment of our goals. As a result, the MD&C Committee has approved the following elements for our executive compensation program for 2013:

•

Annual Cash Bonus Performance Goals:     We will retain the income from operations margin and cash flow performance measures from the 2012 annual cash incentive program in 2013, and each of these measures will be weighted 25%. We have refined the cost control performance metric for 2013 to focus on selling, general & administrative (“SG&A”) spending and operating expense versus budget and historical performance. The cost control performance measure will require that operating expense as a percent of net revenue must be equal to or better than 2012 performance to achieve any payout under this measure, which will be weighted 50%.

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Allocation of Long-Term Incentive Plan Awards:     As in 2012, the total value of each named executive’s annual long-term incentive plan award for 2013 will be allocated 80% to performance share units and 20% to stock options.

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Performance Share Unit Performance Goals:     As in 2012, half of the performance share units granted in 2013 will be subject to a return on invested capital performance measure; while the remaining half of all performance share units granted in 2013 will be subject to total shareholder return relative to the S&P 500. All performance share units will continue to have a three-year performance period.

Our Compensation Philosophy for Named Executive Officers

The Company’s compensation philosophy is designed to:

•	Attract and retain exceptional employees through competitive compensation opportunities;

•	Encourage and reward performance through substantial at-risk performance-based compensation; and

•	Align our decision makers’ long-term interests with those of our stockholders through emphasis on equity ownership.

Additionally, as the Company pursues its transformation strategy, our compensation philosophy is intended to encourage executives to embrace the change necessary to achieve the Company’s goals and to lead the Company in setting aspirations that will drive a change in Company-wide culture.

With respect to our named executive officers, the MD&C Committee believes that total direct compensation at target should be in a range around the competitive median according to the following:

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Base salaries should be paid within a range of plus or minus 10% around the competitive median, but attention must be given to individual circumstances, including strategic importance of the named executive’s role, the executive’s experience and individual performance;

•	Short-term incentive opportunities should be within a range of plus or minus 15% around the competitive median; and

•	Long-term incentive and total direct compensation opportunities should be within a range of plus or minus 20% around the competitive median.

Overview of Elements of Our 2012 Compensation Program

Timing	Component	Purpose	Key Features
Current	Base Salary	To attract and retain executives with a competitive level of regular income appropriate for respective positions and responsibilities

Adjustments to base salary primarily consider competitive market data for cost of labor increases and executive’s individual performance and impact on the Company.

Base salary adjustments are also considered when an executive takes on a new position and/or additional responsibilities.

Short-Term Performance Incentive	Annual Cash Bonus	To encourage and reward contributions to our annual financial performance objectives through performance-based compensation subject to challenging, objective and transparent metrics

Bonuses are targeted at a percentage of base salary and could range from zero to 200% of target based on the following three equally-weighted performance measures:

•    Income from Operations Margin – motivates employees to control and lower costs and operate efficiently;

•    Income from Operations, excluding Depreciation and Amortization, less Capital Expenditures – designed to encourage disciplined capital spending; and

•    Operating Expense, plus SG&A Expense, as a Percentage of Net Revenue – increases our focus on controlling costs.

The MD&C Committee has discretion to increase or decrease an individual’s payment by up to 25% based on individual performance, but such modifier has never been used to increase a payment to a named executive.

Long-Term Performance Incentives	Performance Share Units	To encourage and reward building long-term stockholder value through profitable allocation of capital; To retain executives; and To increase stockholder alignment through executives’ stock ownership

Number of shares delivered can range from zero to 200% of the initial target grant based on performance over a three-year performance period.

Payout on 50% of each executives’ PSUs granted in 2012 are dependant on return on invested capital, or ROIC, and payout on the remaining 50% of PSUs granted in 2012 are dependant on total shareholder return relative to the S&P 500.

Grants are generally forfeited if the executive voluntarily terminates his employment.

PSUs earn dividend equivalents that are paid at the end of the performance period based on the number of shares actually awarded.

Recipients can defer the receipt of shares, which are paid out in shares of Common Stock, without interest, at the end of the deferral period.

	Stock Options	To encourage and reward stock price appreciation over the long-term; To retain executives; and To increase stockholder alignment through executives’ stock ownership

Supports the growth element of the Company’s strategy.

Stock options vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% vest on the third anniversary.

Exercise price is the average of the high and low market price of our Common Stock on the date of grant.

Stock options have a term of ten years.

Unvested options are generally forfeited if the executive voluntarily terminates employment. Vested options may be exercised up to 90 days following voluntary termination.

	Restricted Stock Units	Used on a limited basis (e.g. promotion and new hire) to make awards to encourage and reward long-term performance and increase alignment with stockholders

Three year cliff-vesting aids retention.

RSUs were granted to named executives in three cases in 2012 in connection with significant increases in responsibilities.

RSUs earn dividend equivalents during vesting.

Unvested RSUs are generally forfeited if the executive voluntarily terminates employment.

Post-Employment and Change-in-Control Compensation.     The compensation our named executives receive post-employment is based on provisions included in individual equity award agreements, retirement plan documents and employment agreements. We enter into employment agreements with our named executive officers because they encourage continuity of our leadership team, which is particularly valuable as leadership manages the Company through the change needed to successfully implement our transformational business strategy. Employment agreements also provide a form of protection for the Company through restrictive covenant provisions, and they provide the individual with comfort that he will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second, the individual must terminate employment for good reason or the Company must terminate employment without cause within six months prior to or two years following the change-in-control event. Our stock option awards are also subject to double trigger vesting in the event of a change-in-control situation. Performance share units will be paid out in cash on a prorated basis based on actual results achieved through the end of the fiscal quarter prior to a change-in-control. Thereafter, the executive would typically receive a replacement award of restricted stock units in the successor entity. Restricted Stock Units (“RSUs”), which are not routinely a component of our executive compensation program, vest upon a change-in-control, unless the successor entity converts the awards to equivalent grants in the successor. Provided, however, such converted RSU awards will vest in full if the executive is terminated without cause following the change-in-control. We believe providing change-in-control protection encourages our named executives to pursue and facilitate change-in-control transactions that are in the best interests of stockholders while not granting executives an undeserved windfall.

Deferral Plan.     Each of our named executive officers is eligible to participate in our 409A Deferral Savings Plan. The plan allows all employees with a minimum base salary of $170,000 to defer up to 25% of their base salary and up to 100% of their annual bonus (“eligible pay”) for payment at a future date. Under the plan, the Company matches the portion of pay that cannot be matched in the Company’s 401(k) Savings Plan due to IRS limits. The Company match provided under the 401(k) Savings Plan and the Deferral Plan is dollar for dollar on the first 3% of eligible pay, and fifty cents on the dollar for the next 3% of eligible pay. Participants can contribute the entire amount of their eligible pay to the Deferral Plan. Contributions in excess of the 6% will not be matched but will be tax-deferred. Company matching contributions begin in the Deferral Plan once the employee has reached the IRS limits in the 401(k) plan. Amounts deferred under this plan are allocated into accounts that mirror selected investment funds in our 401(k) plan, although the amounts deferred are not actually invested in the funds. We believe that providing a program that allows and encourages planning for retirement is a key factor in our ability to attract and retain talent. Additional details on the plan can be found in the Nonqualified Deferred Compensation table and the footnotes to the table on page 48.

Perquisites.     Based on a security assessment by an outside consultant, for security purposes, the Company requires the President and Chief Executive Officer to use the Company’s aircraft for business and personal use whenever reasonably possible. Use of the Company’s aircraft is permitted for other employees’ personal use only with Chief Executive Officer approval in special circumstances, which seldom occurs. The value of our named executives’ personal use of the Company’s airplanes is treated as taxable income to the respective executive in accordance with IRS regulations using the Standard Industry Fare Level formula. This is a different amount than we disclose in the Summary Compensation Table, which is based on the SEC requirement to report the incremental cost to us of their use.

Following the promotion of Mr. James Fish as Executive Vice President and Chief Financial Officer, Mr. Fish was permitted limited personal use of the Company’s aircraft to facilitate travel to and from the Company’s headquarters in Houston and his home in Pittsburgh, where he led the Company’s Eastern Group prior to his promotion. The Company also provided Mr. Fish with rental housing in Houston following his promotion. Mr. Fish has recently relocated to Houston. The Company also provided certain additional relocation assistance to Messrs. Fish and Preston and Ms. Cowan during 2012. The Company believes these are appropriate business expenditures that benefited the Company, while recognizing these benefits are likely considered perquisites by the SEC.

We also reimburse the cost of physical examinations for our senior executives, as we believe it is beneficial to the Company to facilitate its executives receiving preventive healthcare. Other than as described in this section, we have eliminated all perquisites for our named executive officers.

Our Named Executive Officers

Our named executive officers for 2012 are:

•	Mr. David Steiner- has served Waste Management as Chief Executive Officer since 2004 and President since June 2010.

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Mr. James Trevathan- was promoted to the position of Executive Vice President and Chief Operating Officer in July 2012 after having most recently served Waste Management as Executive Vice President – Growth, Innovation and Field Support.

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Mr. James Fish- was promoted to the position of Executive Vice President and Chief Financial Officer in August 2012 after having most recently served Waste Management as Senior Vice President of the Eastern Group.

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Mr. Jeff Harris- was promoted to the position of Senior Vice President – Field Operations in July 2012 in connection with our restructuring discussed earlier and the elimination of our former geographic operating Groups. Mr. Harris previously served Waste Management as Senior Vice President of the Midwest Group.

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Mr. Rick Wittenbraker- has served Waste Management as Senior Vice President, General Counsel and Chief Compliance Officer since November 2003. In connection with our restructuring discussed earlier and related reduction in corporate staff, Mr. Wittenbraker assumed significant new responsibilities, including oversight of the Safety, Risk Management and Real Estate functions at the Company.

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Mr. Steven Preston- resigned in July 2012 from his position as Executive Vice President – Finance, Recycling and Energy Services and his role as Waste Management’s principal financial officer. Mr. Preston continued to work for Waste Management until October 15, 2012, and his ultimate departure from the Company was a voluntary termination by Mr. Preston without good reason.

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Mr. Duane Woods- previously served Waste Management as Senior Vice President of the Western Group; in connection with our restructuring discussed above, Mr. Woods indicated his willingness to participate in the voluntary early retirement program, and the Company agreed to accept Mr. Woods into the program. Mr. Woods remained with the Company until November 30, 2012.

•	Ms. Grace Cowan- previously served Waste Management as Senior Vice President, Customer Experience. Ms. Cowan departed from the Company effective August 31, 2012.

How Named Executive Officer Compensation Decisions are Made

The MD&C Committee meets several times each year to perform its responsibilities as delegated by the Board of Directors and as set forth in the MD&C Committee’s charter. These responsibilities include evaluating and approving the Company’s compensation philosophy, policies, plans and programs for our named executive officers.

In the performance of its duties, the MD&C Committee regularly reviews the total compensation, including the base salary, target annual bonus award opportunities, long-term incentive award opportunities and other benefits, including potential severance payments for each of our named executive officers. At a regularly scheduled meeting each year, the MD&C Committee reviews our named executives’ total compensation and compares that compensation to the competitive market, as discussed below. In the first quarter of each year, the MD&C Committee meets to determine salary increases, if any, for the named executive officers; verifies the results of the Company’s performance for annual incentive and performance share unit calculations; reviews the individual annual incentive targets for the current year as a percent of salary for each of the named executive officers; and makes decisions on granting long-term equity awards.

Compensation Consultant.     The MD&C Committee uses several resources in its analysis of the appropriate compensation for the named executive officers. The MD&C Committee selects and employs an independent consultant to provide it advice relating to market and general compensation trends. The MD&C Committee also uses the services of its independent consultant for data gathering and analyses. The MD&C Committee has retained Frederic W. Cook & Co., Inc. as its independent consultant since 2002. The Company makes regular payments to Frederic W. Cook & Co. for its services around executive compensation, including meeting preparation and attendance, advice, best practice information, as well as competitive data. Information about such payments is submitted to the chair of the MD&C Committee.

In addition to services related to executive compensation, Frederic W. Cook also provides the Board of Director’s Nominating and Governance Committee information and advice considered when recommending compensation of the independent directors. Frederic W. Cook & Co. has no other business relationships with the Company and receives no other payments from the Company. The MD&C Committee adopted a written policy to ensure the independence of any compensation consultants it uses for executive compensation matters. The MD&C Committee has considered the independence of Frederic W. Cook & Co. in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the MD&C Committee has reviewed, among other items, a letter from Frederic W. Cook & Co. addressing the independence of Frederic W. Cook & Co. and the members of the consulting team serving the MD&C Committee, including the following factors: (i) other services provided to us by Frederic W. Cook & Co., (ii) fees paid by us as a percentage of Frederic W. Cook & Co.’s total revenue, (iii) policies or procedures of Frederic W. Cook & Co. that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the MD&C Committee, (v) any Company stock owned by the senior advisor or any member of his immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The MD&C Committee discussed these considerations and concluded that the work performed by Frederic W. Cook & Co. and its senior advisor involved in the engagement did not raise any conflict of interest.

Role of CEO and Human Resources.     Mr. Steiner contributes to compensation determinations by assessing the performance of the other named executive officers and providing these assessments with recommendations to the MD&C Committee. Personnel within the Company’s Human Resources Department assist the MD&C Committee by working with the independent consultant to provide information requested by the MD&C Committee and assisting it in designing and administering the Company’s incentive programs.

In the fall of 2011, at the direction of Mr. Steiner, the Company’s Human Resources Department retained Meridian Compensation Partners to assist in developing long-term equity award designs for consideration by the MD&C Committee. Meridian was not retained by the MD&C Committee, but the MD&C Committee did review and consider the recommendations developed by Mr. Steiner and the Human Resources Department with Meridian’s guidance. In addition to this engagement, the Company paid Meridian Compensation Partners an immaterial amount for temporary administrative support services provided to the Company’s Human Resources Department in 2012.

Peer Company Comparisons.     The MD&C Committee uses compensation information of comparison groups of companies to gauge the competitive market, which is relevant for attracting and retaining key talent and for ensuring that the Company’s compensation practices are aligned with prevalent practices. For purposes of establishing the 2012 executive compensation program, the MD&C Committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers during the second half of 2011, using information from:

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Size-adjusted median compensation data from two general industry surveys in which management annually participates; the Aon Hewitt 2011 Total Compensation Measurement (TCM) survey and the Towers Watson 2011 Compensation Data Bank (CDB) survey. The AonHewitt TCM survey includes over 250 companies ranging in size from $250 million to over $100 billion in annual revenue. The Towers Watson CDB survey includes over 400 organizations ranging in size from $250 million to over $100 billion in annual revenue. Data selected from these surveys is scoped based on Company revenue; and

•	Median compensation data from a comparison group of 19 publicly traded U.S. companies, described below.

The comparison group of companies is initially recommended by the independent consultant prior to the actual data gathering process, with input from management and the MD&C Committee. The composition of the group is evaluated and a final comparison group of companies is approved by the MD&C Committee each year. The selection process for the comparison group begins with all companies in the Standard & Poor’s North American database that are publicly traded U.S. companies in 16 different Global Industry Classifications. These industry classifications are meant to provide a collection of companies in industries that share similar characteristics with Waste Management. The companies are then limited to those with at least $5 billion in annual revenue to ensure appropriate comparisons, and further narrowed by choosing those with asset intensive domestic operations, as well as those focusing on transportation and logistics. Companies with these characteristics are chosen because the MD&C Committee believes that it is appropriate to compare our executives’ compensation with executives that have similar responsibilities and challenges at other companies. The MD&C Committee received a statistical analysis of the growth profile, profitability profile, size and shareholder return of all companies in the comparison group to verify that the Company is appropriately positioned versus the comparison group. The comparison group used for consideration of 2012 compensation is set forth below, including the Company’s composite percentile ranking among the companies in the comparison group based on numerous statistical measures:

Company Name	Composite Percentile Rank
	Size	Profitability	Growth	TSR
American Electric Power	55%	34%	42%	33%
Baker Hughes	55%	42%	53%	53%
CH Robinson	10%	68%	60%	69%
CSX	53%	66%	63%	78%
Entergy	41%	48%	46%	0%
FedEx	73%	36%	39%	47%
Grainger	12%	67%	54%	86%
Halliburton	67%	73%	50%	67%
Hertz Global Holdings	18%	0%	17%	92%
NextEra Energy	61%	55%	48%	25%
Norfolk Southern	51%	62%	56%	58%
Republic Services	33%	17%	46%	28%
Ryder	7%	11%	40%	42%
Schlumberger	92%	86%	50%	42%
Southern Company	77%	51%	48%	56%
Southwest Airlines	32%	17%	57%	11%
Sysco	48%	64%	36%	36%
Union Pacific	82%	74%	71%	75%
United Parcel Service	83%	79%	67%	53%
Waste Management	45%	48%	24%	35%

The general industry data and the comparison group data are blended when composing the competitive analysis, when possible, such that the combined general industry data and the comparison group are each weighted 50%. The competitive analysis showed that the Company’s named executives’ 2012 total direct compensation opportunities were positioned conservatively in the median range of the blended survey and comparison group data. During the second half of 2012, the MD&C Committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers using updated compensation data from the same two survey sources and comparison companies, with the exception that Schlumberger was replaced by Avis Budget Group to better position the Company in the median range of the comparison group in terms of size. The competitive analysis showed that the Company’s named executives’ 2012 total direct compensation opportunities were positioned at median for our President and Chief Executive Officer and did not exceed the median range for the other executive officers, due in part to the recent restructuring discussed earlier and resulting new hires and promotions. For competitive comparisons, the MD&C Committee has determined that total direct compensation packages for our named executive officers within a range of plus or minus 20% of the median total compensation of the competitive analysis is appropriate. In making these determinations, total direct compensation consists of base salary, target annual bonus, and the annualized grant date fair value of long-term equity incentive awards.

Allocation of Compensation Elements and Tally Sheets.    The MD&C Committee considers the forms in which total compensation will be paid to executive officers and seeks to achieve an appropriate balance between base salary, annual cash incentive compensation and long-term incentive compensation. The MD&C Committee determines the size of each element based primarily on comparison group data and individual and Company performance. The percentage of compensation that is contingent on achievement of performance criteria typically increases in correlation to an executive officer’s responsibilities within the Company, with performance-based incentive compensation making up a greater percentage of total compensation for our most senior executive officers. Additionally, as an executive becomes more senior, a greater percentage of the executive’s compensation shifts away from short-term to long-term incentive awards.

The MD&C Committee uses tally sheets to review the compensation of our named executive officers, which show the cumulative impact of all elements of compensation. These tally sheets include detailed information and dollar amounts for each component of compensation, the value of all equity held by each named executive, and the value of welfare and retirement benefits and severance payments. Tally sheets provide the MD&C Committee with the relevant information necessary to determine whether the balance between long-term and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also useful in the MD&C Committee’s analysis of whether total direct compensation provides a compensation package that is appropriate and competitive. Tally sheets are provided annually to the full Board of Directors.

The following charts display the allocation of total 2012 compensation among base salary, annual cash incentive at target and long-term incentives at target for (a) our President and Chief Executive Officer and (b) for our other named executives who are still with the Company, on average. (The chart below takes account of Mr. Fish’s increased base salary and annual cash incentive target post-promotion, but the chart does not include the special promotional equity awards granted mid-year.) These charts reflect the MD&C Committee’s 2012 desired total mix of compensation for named executives, which includes approximately 48% of total compensation relating to long-term equity, while long-term equity comprises approximately 71% of Mr. Steiner’s total compensation. These charts also reflect that approximately 87% of Mr. Steiner’s target total compensation in 2012 was performance-based, while approximately 71% of the target total compensation for 2012 for the other named executives was performance-based. We consider stock options granted under our long-term incentive plan to be performance-based because their value will increase as the market value of our Common Stock increases.

President and Chief Executive Officer	Other Named Executives (on average, excluding departed executives)

Internal Pay Equity.    The MD&C Committee considers the differentials between compensation of the individual named executive officers, as well as the additional responsibilities of the President and Chief Executive Officer compared to the other executive officers. Internal comparisons are also made between executive officers and their direct reports. The MD&C Committee confirms that the compensation paid to executive officers is reasonable compared to that of their direct reports, while recognizing that an executive’s actual total compensation, as a multiple of the total compensation of his or her subordinates, will increase in periods of above-target performance and decrease in times of below-target performance.

Tax and Accounting Matters.      Section 162(m) of the Internal Revenue Code of 1985, as amended (“Code Section 162(m)”), denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to our President and Chief Executive Officer and our other three highest paid executives who are employed on the last day of our fiscal year. “Performance-based” compensation meeting specified standards is deductible without regard to the $1 million cap. We design our compensation plans to be tax efficient for the Company where possible. However, our MD&C Committee reserves the right to structure the compensation of our executive officers without regard for whether the compensation is fully deductible if, in the MD&C Committee’s judgment, it is in the best interests of the Company and stockholders to do so.

The annual bonus plan is designed to comply with the performance-based compensation exemption under Code Section 162(m) by allowing the MD&C Committee to set performance criteria for payments, which may not exceed the predetermined amount of 0.5% of the Company’s pre-tax income per participant. Our performance share unit awards are also intended to meet the qualified performance-based compensation exception under Code Section 162(m).

Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), generally provides that any deferred compensation arrangement which does not meet specific requirements will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In general, to avoid a Code Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time or fixed schedule, a change-in-control or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services. We intend to structure all of our compensation arrangements, including our Deferral Plan, in a manner that complies with or is exempt from Code Section 409A.

We account for stock-based payments, including stock options and PSUs, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The MD&C Committee takes into consideration the accounting treatment under ASC Topic 718 when determining the form and amount of annual long-term equity incentive awards. However, because our long-term equity incentive awards are based on a target dollar value established prior to grant (described in further detail under “Named Executives’ 2012 Compensation Program and Results — Long-Term Equity Incentives”), this “value” will differ from the grant date fair value of awards calculated pursuant to ASC Topic 718.

Risk Assessment.     The MD&C Committee uses the structural elements set forth in the Executive Summary earlier to establish compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. During 2012, the MD&C Committee reviewed the Company’s assessment of risk created by the Company’s compensation policies and practices, which was conducted with guidance from the independent compensation consultant. The MD&C Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Stockholder Advisory Vote on Executive Compensation.     The MD&C Committee reviews the results of the stockholder advisory vote on executive compensation and considers any implications of such voting results on the Company’s compensation programs. In light of the very high percentage of shares present and entitled to vote at the annual meeting voting in favor of the Company’s executive compensation the past two years, the results of the stockholder advisory votes have not caused the MD&C Committee to recommend any changes to our compensation practices.

Promotion/Increased Responsibilities of Messrs. Fish, Harris, Wittenbraker and Trevathan.     Mr. Fish was promoted to Executive Vice President and Chief Financial Officer following Mr. Preston’s decision to resign as principal financial officer of the Company. In connection with this promotion, Mr. Fish’s employment agreement was amended to provide for an annual base salary of $500,000 and a target annual cash incentive equal to 85% of his base salary in effect for the year. When establishing the compensation package for the Chief Financial Officer position, the MD&C Committee considered the responsibilities of the position, the compensation level of his predecessor and the competitive analysis prepared when 2012 executive compensation was established. The MD&C Committee also approved an award to Mr. Fish of 4,412 RSUs and 35,461 stock options. The RSUs vest in full three years from the grant date, and the stock options have the same term and vesting provisions as stock options awarded to other named executives in 2012.

In connection with the Company’s restructuring discussed in the Executive Summary earlier and the elimination of the Company’s former geographic operating Groups, Mr. Harris was promoted to Senior Vice President – Field Operations. Following his promotion, the MD&C Committee approved an award to Mr. Harris of 6,061 RSUs that vest in full three years from the grant date. The MD&C Committee did not otherwise grant Mr. Harris increased compensation in connection with this promotion.

Further, in connection with the restructuring discussed in the Executive Summary earlier and related reduction in corporate staff, Mr. Wittenbraker assumed significant new responsibilities, including oversight of the Safety, Risk Management and Real Estate functions at the Company. Upon consideration of these increased responsibilities, the MD&C Committee approved an award to Mr. Wittenbraker of 6,061 RSUs that vest in full three years from the grant date. The MD&C Committee did not otherwise grant Mr. Wittenbraker increased compensation in connection with his increased responsibilities.

Each of the equity grants made to Messrs. Fish, Harris and Wittenbraker was made in light of the special circumstances and promotion/increased responsibilities following the restructuring, in order to encourage and reward long-term performance, promote retention and increase alignment with stockholders. The MD&C Committee anticipates that grants of RSUs to executives will continue to be made on a limited basis in cases such as significant promotion or increased responsibilities and that RSUs will not be a routine component of executive compensation.

Additionally, in July 2012, Mr. Trevathan was promoted to Executive Vice President and Chief Operating Officer. The Company recognizes the strategic importance of this position and the extensive responsibilities involved; however, because Mr. Trevathan received a promotional equity award and increased compensation package in 2011, the MD&C Committee did not grant Mr. Trevathan increased compensation or a promotional equity award in 2012.

Departure of Ms. Cowan, Mr. Woods and Mr. Preston.    Ms. Cowan, former Senior Vice President, Customer Experience, departed the Company effective August 31, 2012. Ms. Cowan was entitled to certain payments, compensation and benefits set forth in her employment agreement; additionally, in connection with the execution of a release and undertaking of certain post-employment covenants, Ms. Cowan was granted a lump sum separation bonus. See “Potential Payments Upon Termination or Change-in-Control” for more information. Ms. Cowan’s outstanding PSUs were prorated to the date of Ms. Cowan’s departure, with any payout on such PSUs dependant on actual performance at the end of the applicable performance period. Ms. Cowan’s stock option awards that were outstanding and exercisable remained exercisable for 90 days following her departure.

Mr. Woods departed the Company in connection with our restructuring discussed earlier and was entitled to certain payments, compensation and benefits set forth in his employment agreement. Additionally, as a participant in the Company’s voluntary early retirement program (“VERP”) offered in support of the restructuring, Mr. Woods’ PSUs granted in 2012 will continue to vest to provide him the benefit of a full year of vesting of such award. As a result, one-third of the PSUs granted to Mr. Woods on March 9, 2012 will vest, with any payout on these PSUs dependant on actual performance at the end of the three-year performance period. All other outstanding PSUs held by Mr. Woods were prorated to the date of Mr. Woods’ departure, with any payout on such PSUs dependant on actual performance at the end of the applicable performance period. Because Mr. Woods is retirement eligible under the stock option awards, all outstanding stock options held by Mr. Woods will continue to vest and be exercisable in accordance with the retirement provisions of those awards. Pursuant to the terms of the VERP, Mr. Woods was also entitled to a lump sum separation bonus equal to 50% of his target annual cash bonus, prorated for 2012 to the date of his departure. Additionally, Mr. Woods was entitled to certain continuing benefits under his employment agreement, such as retirement savings, and life and disability insurance; it was not administratively feasible to continue to provide Mr. Woods such benefits, so he received an additional lump sum payment in lieu thereof. See “Potential Payments Upon Termination or Change-in-Control” for more information.

In July 2012, Mr. Preston notified the Company of his decision to depart and pursue chief executive officer opportunities elsewhere. He resigned from his position as principal financial officer effective August 1, 2012, but he remained with the Company until October 15, 2012 to ensure an orderly transition. The Company entered into a Resignation Agreement with Mr. Preston that acknowledged that his departure from the Company was a voluntary termination by Mr. Preston without good reason under his employment agreement. The Resignation Agreement also provided that Mr. Preston is not eligible for any annual cash bonus for calendar year 2012; however, in March 2013, the MD&C Committee approved a separation payment to Mr. Preston in light of the fact that other employees who gave notice of their resignation shortly after Mr. Preston pursuant to the VERP received a partial bonus for 2012, and Mr. Preston did not receive a partial bonus for 2012. The separation payment is equal to 50% of Mr. Preston’s target annual cash bonus for 2012, prorated to the date of his departure, and was calculated in the same way that 2012 separation bonus amounts were calculated for participants in the VERP. Mr. Preston forfeited all equity awards that were not vested when his employment terminated.

Named Executives’ 2012 Compensation Program and Results

Base Salary

The Company did not grant base salary increases to named executives in 2012 except in the case of Mr. Fish upon his promotion. Management decided the Company would forego base salary increases in 2012 to support the Company’s cost saving initiatives. The table below shows 2012 base salary for each of our named executive officers:

Named Executive Officer	2012 Base Salary
Mr. Steiner	$1,127,500
Mr. Trevathan	$566,298
Mr. Fish*	$500,000
Mr. Harris	$536,278
Mr. Wittenbraker	$486,173
Mr. Preston	$580,000
Mr. Woods	$565,710
Ms. Cowan	$375,000

*	Mr. Fish’s 2012 base salary prior to his promotion to Executive Vice President and Chief Financial Officer was $400,000.

Annual Cash Bonus

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Annual cash bonuses were dependant on the following equally weighted metrics: Income from Operations Margin; Income from Operations, excluding Depreciation and Amortization, less Capital Expenditures, or Cash Flow Metric; and Operating Expense, plus SG&A Expense, as a Percentage of Net Revenue, or Cost Metric.

•	Messrs. Steiner, Trevathan and Wittenbraker received no annual cash bonus for fiscal year 2012 because Company-wide performance did not meet threshold performance conditions.

•

Mr. Fish received an annual bonus payment in March 2013 for fiscal year 2012 of 15.41% of target in connection with his prior role as Senior Vice President of the Eastern Group, and Mr. Harris received an annual bonus payment in March 2013 for fiscal year 2012 of 45.85% of target on account of Midwest Group performance.

•

In connection with separation from the Company, each of Ms. Cowan and Mr. Woods was entitled to a prorated annual cash bonus on the same basis and to the same extent as other executives; because Company-wide and Western Group performance did not meet threshold criteria, neither Ms. Cowan nor Mr. Woods received an annual cash bonus.

•	Mr. Preston was not entitled to any annual cash bonus following his departure.

Target annual cash bonuses are a specified percentage of the executives’ base salary. The following table shows each named executive’s target percentage of base salary for 2012, although as noted above and in more detail below, only Messrs. Fish and Harris received an annual cash bonus for fiscal year 2012. (As discussed on the prior page, each of Ms. Cowan and Messrs. Woods and Preston received a separation payment, calculated in part using the annual cash bonus target percentages below, but such separation payments were fixed amounts not conditioned on Company performance.)

Named Executive Officer	Target Percentage of Base Salary
Mr. Steiner	115
Mr. Trevathan	75
Mr. Fish*	85
Mr. Harris	75
Mr. Wittenbraker	75
Mr. Preston	85
Mr. Woods	75
Ms. Cowan	60

*	Prior to his promotion to Executive Vice President and Chief Financial Officer, Mr. Fish’s annual cash bonus target was 75% of base salary.

For purposes of 2012 annual cash bonuses for corporate-level employees, including Messrs. Steiner, Trevathan, Wittenbraker and Fish (post-promotion) and Ms. Cowan, performance is measured using the Company’s consolidated results of operations. The table below details the Company-wide performance measures set by the MD&C Committee for the corporate-level named executive officers in 2012, as well as 2012 actual results for such performance measures.

	Threshold Performance (60% Payment)	Target Performance (100% Payment)	Maximum Performance (200%Payment)	2012 Actual Performance
Income from Operations Margin	15.6%	16.4%	18.0%	13.56%
Income from Operations excluding Depreciation and Amortization, less Capital Expenditures	$1.9 billion	$1.996 billion	$2.196 billion	$1.638 billion
Operating Expense, plus SG&A Expense, as Percentage of Net Revenue	67%	66%	64%	67.52%

The 2012 annual cash bonus performance measure for field-based executives, including Messrs. Fish, Harris and Woods were based on (i) the Company’s consolidated results of operations for measuring income from operations margin and (ii) their respective field-based results of operations for the Cash Flow Metric and the Cost Metric. (With respect to Mr. Fish, his performance calculation was prorated to take account of field-based results for the period of 2012 before he was promoted to his current corporate-level position.) We believe using field-based results is appropriate in some cases because it ties our field-based named executive officers’ compensation directly to the success or failure of operations that receive their primary attention. The following table sets forth the field-based performance metrics as set by the MD&C Committee for the respective former Groups of Messrs. Fish, Harris, and Woods, as well as results for such performance measures.

	Threshold Performance (60% Payment)	Target Performance (100% Payment)	Maximum Performance (200%Payment)	2012 Actual Performance*
	(Dollars in millions)
Income from Operations excluding Depreciation and Amortization, less Capital Expenditures
Eastern Group (Mr. Fish)	$648	$681	$749	$676
Midwest Group (Mr. Harris)	$769	$808	$888	$777
Western Group (Mr. Woods)	$623	$655	$721	$607
Operating Expense, plus SG&A Expense, as Percentage of Net Revenue)
Eastern Group (Mr. Fish)	54.98%	54.16%	52.52%	56.18%
Midwest Group (Mr. Harris)	58.14%	57.27%	55.53%	58.03%
Western Group (Mr. Woods)	60.43%	59.53%	57.73%	61.75%

*	Actual results set forth in the table are adjusted as described below.

As reflected in the tables above, actual performance on the Cash Flow Metric is the only area of performance for which the Eastern Group exceeded threshold criteria. The Eastern Group’s performance on the Cash Flow Metric was 99.27% of target; when averaged with the other two equally weighted performance metrics, which earned no payout, the Eastern Group earned an annual cash bonus that was 31.09% of target for 2012. In the case of Mr. Fish, payout was prorated for the portion of the year prior to his promotion; as a result, Mr. Fish received an annual cash bonus of $54,418 for fiscal year 2012, or 15.41% of target, that was paid in early 2013.

Also as reflected in the tables above, the Midwest Group exceeded threshold criteria on the Cash Flow Metric and the Cost Metric, which earned payouts of 68.81% and 68.75%, respectively. When averaged with the third equally weighted performance metric, which earned no payout, the Midwest Group, including Mr. Harris, earned an annual cash bonus that was 45.85% of target for 2012. Accordingly, Mr. Harris received an annual cash bonus of $184,913 for fiscal year 2012 that was paid in early 2013.

In determining actual performance achieved for the annual incentive plan’s financial performance goals, the MD&C Committee has discretion to make adjustments to the calculations for unusual or otherwise non-operational matters that it believes do not accurately reflect results of operations expected from management for bonus purposes. In 2012, such adjustments would not have impacted the payout based on corporate-level metrics; therefore, actual performance on the corporate-level metrics set forth in the table above is not adjusted. However, the calculation of field-based performance on the Cash Flow Metric was adjusted to exclude the effects of (i) restructuring undertaken as part of our cost savings programs; (ii) certain asset impairments and related charges; (iii) charges related to integration of the acquired Oakleaf business; (iv) a credit for CNG/LNG fuel; and (v) labor disruption costs. The calculation of field-based performance on the Cost Metric was adjusted to exclude the effects of labor disruption and CNG/LNG fuel costs. Adjustments are not made to forgive poor performance, and the MD&C Committee considers both positive and negative adjustments to results. Adjustments are made to ensure that rewards are aligned with the right business decisions and are not influenced by potential short-term gain or impact on bonuses.

The MD&C Committee develops financial performance measures intended to drive behaviors to create performance and results, in particular focusing on generating profitable revenue, cost cutting and cost control, and making the best use of our assets. The MD&C Committee added two new performance measures to the annual incentive plan in 2012 designed to increase our focus on controlling costs and disciplined capital spending. When setting threshold, target and maximum performance measures each year, the MD&C Committee looks to the Company’s historical results of operations and analyses and forecasts for the coming year. Specifically, the MD&C Committee considers expected revenue based on analyses of pricing and volume trends, as affected by operational and general economic factors; expected wage, maintenance, fuel and other operational costs; and expected selling and administrative costs. However, the Company’s performance on the financial measures selected did not meet expectations, due in part to notable declines in commodity prices that were not anticipated. Although the Company and the MD&C Committee is disappointed that threshold performance criteria was not met for the annual cash incentive plan, the MD&C Committee believes these financial performance measures support and align with the strategy of the Company and are appropriate indicators of our progress toward the Company’s goals.

Long-Term Equity Incentives — Our equity awards are designed to hold individuals accountable for long-term decisions by rewarding the success of those decisions. The MD&C Committee continuously evaluates the components of its programs. In determining which forms of equity compensation are appropriate, the MD&C Committee considers whether the awards granted are achieving their purpose; the competitive market; and accounting, tax or other regulatory issues, among others. In determining the appropriate awards for the named executives’ 2012 annual long-term incentive grant, the MD&C Committee decided to grant both PSUs and stock options. Payout on 50% of each named executives’ PSUs granted in 2012 are dependant on ROIC, to increase focus on improved asset utilization, and payout on the remaining 50% of PSUs granted in 2012 are dependant on total shareholder return relative to the S&P 500. Meanwhile, stock options encourage focus on increasing the market value of our stock. In 2012, the MD&C Committee adjusted the weighting of PSUs and stock options in our long-term incentive plan awards to 80% PSUs and 20% stock options. Before determining the actual number of PSUs and stock options that were granted to each of the named executives in 2012, the MD&C Committee established a target dollar amount value for each individual’s annual total long-term equity incentive award. The values chosen were based primarily on the comparison information for the competitive market, including an analysis of the named executives’ responsibility for meeting the Company’s strategic objectives. Target dollar amounts for equity incentive awards may vary from grant date fair values calculated for accounting purposes.

Named Executive Officer	Dollar Values of Annual Long-Term Equity Incentives Set by the Committee (at Target)
Mr. Steiner	$6,063,000
Mr. Trevathan	$1,078,500
Mr. Fish	$867,000
Mr. Harris	$867,000
Mr. Wittenbraker	$600,636
Mr. Preston	$1,157,360
Mr. Woods	$867,000
Ms. Cowan	$421,060

Performance Share Units

•	Named executives were granted new PSUs with a three-year performance period ending December 31, 2014.

•

Payout on 50% of each named executives’ PSUs granted in 2012 are dependant on ROIC, and payout on the remaining 50% of PSUs granted in 2012 are dependant on total shareholder return relative to the S&P 500.

•

Named executive officers earned 62.94% payout on the PSUs that were granted in 2010 with the three-year performance period ended December 31, 2012; based on actual performance against an ROIC target described further below.

Performance share units are granted to our named executive officers annually to align compensation with the achievement of our long-term financial goals and to build stock ownership. Performance share units provide an immediate retention value to the Company because there is unvested potential value at the date of grant. The number of PSUs granted to our named executive officers corresponds to an equal number of shares of Common Stock. At the end of the three-year performance period for each grant, the Company will deliver a number of shares ranging from 0% to 200% of the initial number of units granted, depending on the Company’s three-year performance against pre-established targets.

The MD&C Committee determined the number of PSUs that were granted to each of the named executives in 2012 by taking the targeted dollar amounts established for total long-term equity incentives (set forth in the table above) and multiplying by 80%. Those values were then divided by the average of the high and low price of our Common Stock over the 30 trading days preceding the MD&C Committee meeting at which the grants were approved to determine the target number of PSUs granted. The number of PSUs granted are shown in the table below:

Named Executive Officer	Number of Performance Share Units
Mr. Steiner	138,583
Mr. Trevathan	24,651
Mr. Fish	19,817
Mr. Harris	19,817
Mr. Wittenbraker	13,729
Mr. Preston*	26,454
Mr. Woods**	19,817
Ms. Cowan***	9,624

*	Pursuant to his Resignation Agreement, Mr. Preston forfeited these unvested PSUs upon his departure.

**	Pursuant to the VERP, Mr. Woods’ PSUs granted in 2012 will continue to vest to provide him the benefit of a full year of vesting of such award. As a result, one-third of the PSUs granted to Mr. Woods in 2012 will vest, with any payout on these PSUs dependant on actual performance at the end of the three-year performance period.

***	Payout on PSUs granted to Ms. Cowan will be based on actual performance for the three-year performance period and will be prorated for length of service before departure.

Half of each named executive’s PSUs included in the table set forth above are subject to an ROIC performance measure. ROIC is an indicator of our ability to generate returns for our stockholders. We believe that using a three-year average of ROIC incentivizes our named executive officers to ensure the strategic direction of the Company is being followed and forces them to balance the short-term incentives awarded for growth with the long-term incentives awarded for value generated. ROIC in our plan is defined generally as net operating profit after taxes divided by capital. Capital is comprised of long-term debt, noncontrolling interests and stockholders’ equity, less cash. The table below shows the required achievement of the ROIC performance measure and the corresponding potential payouts under our PSUs granted in 2012:

	Threshold		Target		Maximum
	Performance	Payout	Performance	Payout	Performance	Payout
ROIC	15.0%	60%	16.3%	100%	18.2%	200%

The remaining half of each named executive’s PSUs are subject to total shareholder return relative to the S&P 500. The measure directly correlates executive compensation with creation of shareholder value. Total shareholder return is calculated as follows: (Common Stock price at end of performance period – Common Stock price at beginning of performance period + dividends during performance period) / Common Stock price at beginning of performance period. The table below shows the required achievement of the total shareholder return performance measure and the corresponding potential payouts under our PSUs granted in 2012:

Total Shareholder Return Relative to the S&P 500
Performance	Payout
Top Quartile	150 – 200%
Second Quartile	100 – 150%
Median	100%
Third Quartile	50 – 100%
Bottom Quartile	0%

The threshold, target and maximum measures are determined based on an analysis of historical performance and current projections and trends. If actual performance falls between target and either threshold or maximum levels, then the number of PSUs earned will be interpolated between the target performance amount and either the threshold or maximum performance amount, as applicable. The MD&C Committee uses this analysis and modeling of different scenarios related to items that affect the Company’s performance such as yield, volumes and capital to set the performance measures. As with the consideration of targets for the annual bonus, the MD&C Committee carefully considered several material factors affecting the Company for 2012 and beyond, including the continued impact of the recessionary economy and the Company’s transformational strategy and economic indicators for future periods.

The table below shows the performance measures and the corresponding payouts for the additional PSUs that have been granted since 2009:

	ROIC
	Threshold	Target	Maximum	Actual*	Award Earned
2009 PSUs for period ended 12/31/11	15.6%	17.3%	20.8%	16.7%	Units earned an 86.99% payout in shares of Common Stock issued in February 2012

2010 PSUs for period ended 12/31/12	15.8%	17.6%	21.1%	16.0%	Units earned a 62.94% payout in shares of Common Stock issued in February 2013

2011 PSUs for period ended 12/31/13	15.1%	17.8%	21.4%	—	Pending completion of performance period

*	Actual results set forth in the table are adjusted as described in the following paragraph.

The MD&C Committee has discretion to make adjustments to the ROIC calculation for unusual or otherwise non-operational matters that it believes do not accurately reflect results of operations expected from management for bonus purposes. In February 2013, the MD&C Committee approved adjustments to the calculation of results under the 2010 awards that had a performance period ended December 31, 2012. Net operating profit after taxes used in the calculation of results was adjusted to 1) include the effects of impairment charges resulting from the abandonment of licensed software and a cash litigation settlement received in connection with litigation pertaining to such software; and 2) exclude the effects of: (i) revisions of estimates associated with remedial liabilities and adjustment of legal reserves; (ii) changes in ten-year Treasury rates, which are used to discount remediation reserves; (iii) withdrawal from underfunded multiemployer pension plans and labor disruption costs; (iv) charges related to the acquisition and integration of the acquired Oakleaf business; and (v) benefits from investments in low-income housing and a refined coal facility on tax rates. Capital used in the calculation of results was adjusted to exclude the impact of: (i) investments in low-income housing and a refined coal facility; (ii) the purchase price for Oakleaf, less goodwill and (iii) certain investments by our Wheelabrator subsidiary. Additionally, stockholders’ equity used in the calculation of capital excludes the impact of prior year tax audit settlements.

Adjustments are made to ensure that rewards are aligned with the right business decisions and are not influenced by potential short-term gain or impact on bonuses. Without taking account of the adjustments mentioned above, performance for the PSUs with the performance period ended December 31, 2012 would have fallen below threshold. The MD&C Committee considers both positive and negative adjustments, and the MD&C Committee strives to ensure that it takes a consistent approach to adjustments so that the nature of acceptable adjustments is very similar from year-to-year. Adjusting for certain items, like those discussed above, avoids creating disincentives for individuals to take actions that are for the longer-term good of the Company in order to meet short-term goals.

Stock Options — The MD&C Committee believes use of stock options is appropriate to support the growth element of the Company’s strategy. The grant of options made to the named executive officers in the first quarter of 2012 in connection with the annual grant of long-term equity awards was based on the targeted dollar amounts established for total long-term equity incentives (set forth in the table above) and multiplied by 20%. The actual number of stock options granted was determined by assigning a value to the options using an option pricing model, and dividing the dollar value of target compensation by the value of an option. The resulting number of stock options are shown in the table below:

Named Executive Officer	Number of Options
Mr. Steiner	218,881
Mr. Trevathan	38,935
Mr. Fish*	31,300
Mr. Harris	31,300
Mr. Wittenbraker	21,684
Mr. Preston	41,782
Mr. Woods	31,300
Ms. Cowan	15,201

*	In addition to the stock options granted to Mr. Fish in the first quarter of 2012 as part of his annual incentive award and set forth above, he received an additional 35,461 stock options upon his promotion in August 2012.

The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary. The exercise price of the options is the average of the high and low market price of our Common Stock on the date of grant, and the options have a term of 10 years. See the Grant of Plan-Based Awards in 2012 table below for specific exercise prices. We account for our employee stock options under the fair value method of accounting using a Black-Scholes methodology to measure stock option expense at the date of grant. The fair value of the stock options at the date of grant is generally amortized to expense over the vesting period. However, we recognize all of the associated compensation expense for options awarded to retirement-eligible employees on the date of grant, because such individuals are not subject to a service vesting condition.

Restricted Stock Units — Restricted stock units are not routinely a component of our compensation program for named executives. However, the MD&C Committee used RSUs to make special grants during 2012 to

Messrs. Fish, Harris and Wittenbraker following the promotions and increased responsibilities discussed earlier to encourage and reward long-term performance, promote retention and increase these named executives’ alignment with stockholders. During 2012, Mr. Fish received a grant of 4,412 RSUs, Mr. Harris received a grant of 6,061 RSUs, and Mr. Wittenbraker received a grant of 6,061 RSUs.

RSUs provide award recipients with dividend equivalents during the vesting period, but the RSUs may not be voted or sold until time-based vesting restrictions have lapsed. RSUs provide for three-year cliff vesting. Unvested RSUs are subject to forfeiture in the event of voluntary or for-cause termination. RSUs are subject to pro-rata vesting upon an employee’s retirement or involuntary termination other than for cause and become immediately vested in the event of an employee’s death or disability.

Other Compensation Policies and Practices

Stock Ownership Requirements — All of our named executive officers are subject to stock ownership guidelines. We instituted stock ownership guidelines because we believe that ownership of Company stock demonstrates a commitment to, and confidence in, the Company’s long-term prospects and further aligns employees’ interests with those of our stockholders. We believe that the requirement that these individuals maintain a portion of their individual wealth in the form of Company stock deters actions that would not benefit stockholders generally. Although there is no deadline set for executives to reach their ownership requirements, the guidelines contain a holding requirement. Until the individual’s ownership requirement is achieved, Senior Vice Presidents and above are required to retain 100% of all net shares acquired through the Company’s long-term incentive plans and Vice Presidents are required to retain at least 50% of such net shares. The requisite stock ownership level must thereafter be retained throughout the officer’s employment with the Company. Additionally, the stock ownership guidelines generally require Senior Vice Presidents and above to hold all of their net shares and Vice Presidents to hold 50% of their net shares for at least one year after such shares are acquired, even if required ownership levels have already been achieved. Our MD&C Committee believes these holding periods discourage these individuals from taking actions in an effort to gain from short-term or otherwise fleeting increases in the market value of our stock.

The MD&C Committee regularly reviews its ownership guidelines to ensure that the appropriate share ownership requirements are in place. Guidelines were last revised in November 2012, when the ownership requirement for our Chief Executive Officer was increased from 165,000 shares to 225,500 shares, which is approximately six times base salary. The stock ownership guidelines vary depending on the individual’s title and are expressed as a fixed number of shares. Shares owned outright, deferred stock units, stock equivalents based on holdings in the Company’s 401(k) Plan and phantom stock held in the Deferral Plan count toward meeting the targeted ownership requirements. Restricted stock shares, RSUs and PSUs, if any, do not count toward meeting the requirement until they are vested or earned. The following table outlines the ownership requirements and attainment of those requirements for the named executive officers currently serving:

Named Executive Officer	Ownership Requirement (number of shares)	Attainment as of March 13, 2013
Mr. Steiner*	225,500	149%
Mr. Trevathan	87,350	194%
Mr. Fish	48,000	24%
Mr. Harris	48,000	98%
Mr. Wittenbraker	25,575	277%

*	The table above does not include 343,294 shares held in the name of Steiner Family Holdings, LLC that are pledged as security for a loan. Since such pledge was made, the Company has adopted a policy prohibiting future pledges of Company securities by executive officers without board-level approval and requiring that such pledged shares are not required to meet the executive’s ownership requirement under the ownership guidelines.

The MD&C Committee also establishes ownership guidelines for the independent directors and performs regular reviews to ensure all independent directors are in compliance. As discussed in more detail under “Director and Officer Stock Ownership,” all independent directors are in compliance with the ownership guidelines.

Policy Limiting Severance Benefits — The MD&C Committee has approved an Executive Officer Severance Policy that generally provides that the Company may not enter into new severance arrangements with its executive officers, as defined in the federal securities laws, that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval. The policy applies to all of our named executive officers.

Policy Limiting Death Benefits and Gross-up Payments — The Company has adopted a “Policy Limiting Certain Compensation Practices,” which generally provides that the Company will not enter into new compensation arrangements that would obligate the Company to pay a death benefit or gross-up payment to an executive officer unless such arrangement receives stockholder approval. The policy is subject to certain exceptions, including benefits generally available to management-level employees and any payment in reasonable settlement of a legal claim. Additionally, “Death Benefits” under the policy does not include deferred compensation, retirement benefits or accelerated vesting or continuation of equity-based awards pursuant to generally-applicable equity award plan provisions.

Insider Trading — The Company maintains an insider trading policy that prohibits executive officers from engaging in most transactions involving the Company’s Common Stock during periods, determined by the Company, that those executives are most likely to be aware of material, non-public information. Executive officers must clear all of their transactions in our Common Stock with the Company’s General Counsel’s office to protect against transactions in our securities during a time when executives have material, non-public information. Additionally, it is our policy that executive officers are not permitted to hedge their ownership of Company securities, including trading in options, warrants, puts and calls or similar derivative instruments on any security of the Company or selling any security of the Company “short.” Further, as noted above, the Company has adopted a policy prohibiting future pledges of Company securities by executive officers without board-level approval and requiring that such pledged shares are not required to meet the executive’s ownership requirement under the ownership guidelines.

Executive Compensation

We are required to present compensation information in the tabular format prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of compensation internally. The Compensation Discussion and Analysis contains a discussion that should be read in conjunction with these tables to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Information pertaining to Mr. Preston, our former Executive Vice President, Finance, Recycling and Energy Services, Ms. Cowan, our former Senior Vice President, Customer Experience, and Mr. Woods, our former Senior Vice President, Western Group, is included in the following tables in accordance with SEC rules, although their employment ended with the Company in October 2012, August 2012 and November 2012, respectively.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David P. Steiner	2012	1,127,500	—	5,266,497	1,039,685	—	228,456	7,662,138
President and Chief Executive	2011	1,120,625	—	1,497,180	3,453,331	1,095,356	269,921	7,436,413
Officer	2010	1,073,077	—	2,331,306	1,943,017	1,407,514	206,509	6,961,423

James E. Trevathan, Jr.	2012	566,298	—	936,797	184,941	—	12,550	1,700,586
Executive Vice President and Chief Operating Officer	2011	566,298	—	279,966	1,518,777	360,845	12,325	2,738,211
	2010	566,298	—	363,835	303,227	487,875	12,325	1,733,560

James C. Fish, Jr.	2012	439,616	—	907,269	308,250	54,418	99,656	1,809,209
Executive Vice President and Chief Financial Officer

Jeff M. Harris	2012	536,278	—	949,014	148,675	184,913	45,135	1,864,015
Senior Vice President — Field	2011	536,278	—	279,966	645,777	439,373	57,371	1,958,765
Operations	2010	536,278	—	363,835	303,227	711,265	42,553	1,957,158

Rick L Wittenbraker	2012	486,173	—	717,655	102,999	—	36,934	1,343,761
Senior Vice President, General Counsel and Chief Compliance Officer

Steven C. Preston(5)	2012	481,846	—	1,005,318	198,465	—	5,780	1,691,409
Former Executive Vice President, Finance, Recycling and Energy Services	2011	214,885	510,000	—	913,691	—	—	1,638,576

Duane C. Woods(6)	2012	533,072	—	753,092	148,675	—	1,136,920	2,571,759
Former Senior Vice President — Western Group	2011	565,710	—	279,966	645,777	360,470	12,322	1,864,245
	2010	565,710	—	363,835	303,227	439,860	12,322	1,684,954

Grace M. Cowan (7)	2012	259,615	—	365,736	72,205	—	1,878,189	2,575,745
Former Senior Vice President, Customer Experience

(1)	Amounts in this column represent the grant date fair value of stock awards, which includes performance share units granted to the named executives in 2010, 2011 and 2012 and restricted stock units granted to Messrs. Fish, Harris and Wittenbraker in 2012. Restricted stock units comprised the following stock award values: $154,177 to Mr. Fish, $195,922 to Mr. Harris, and $195,922 to Mr. Wittenbraker. The grant date fair values are calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, using the average of the high and low market price of our Common Stock on the date of grant.

For purposes of calculating the grant date fair value of performance share awards, we have assumed that the Company will achieve target performance levels. The table below shows the aggregate grant date fair value of performance share units if we had assumed that the Company will achieve the highest level of performance criteria and maximum payouts will be earned.

	Year	Aggregate Grant Date Fair Value of Award Assuming Highest Level of Performance Achieved ($)
Mr. Steiner	2012	10,532,994
	2011	2,994,360
	2010	4,662,612

Mr. Trevathan	2012	1,873,594
	2011	559,932
	2010	727,670

Mr. Fish	2012	1,506,184

Mr. Harris	2012	1,506,184
	2011	559,932
	2010	727,670

Mr. Wittenbraker	2012	1,043,466

Mr. Preston	2012	2,010,636
	2011	—

Mr. Woods	2012	1,506,184
	2011	559,932
	2010	727,670

Ms. Cowan	2012	731,472

(2)	Amounts in this column represent the grant date fair value of stock options granted in 2010, 2011 and 2012, in accordance with ASC Topic 718. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options are disclosed in Note 16 in the Notes to the Consolidated Financial Statements in our 2012 Annual Report on Form 10-K.

(3)	Amounts in this column represent cash bonuses earned and paid based on the achievement of performance goals pursuant to our Annual Incentive Plan.

(4)	The amounts included in “All Other Compensation” for 2012 are shown below (in dollars):

	Personal Use of Company Aircraft (a)	401(k) Matching Contributions	Deferral Plan Matching Contributions	Life Insurance Premiums	Relocation (b)	Severance (c)
Mr. Steiner	125,842	11,250	88,779	2,585	—	—
Mr. Trevathan	—	11,250	—	1,300	—	—
Mr. Fish	44,933	11,250	17,750	917	24,806	—
Mr. Harris	—	11,250	32,654	1,231	—	—
Mr. Wittenbraker	—	11,250	24,568	1,116	—	—
Mr. Preston	—	—	—	974	4,806	—
Mr. Woods	—	11,250	—	1,297	—	1,124,373
Ms. Cowan	—	11,250	—	645	16,294	1,850,000

(a) Mr. Steiner is required by us to use the Company aircraft for all travel, whether for personal or business purposes, whenever reasonably possible. Following his promotion to Executive Vice President and Chief Financial Officer, Mr. Fish was permitted limited personal use of the Company’s aircraft to facilitate travel to and from the Company’s headquarters in Houston and his home in Pittsburgh, where he formerly led the Company’s Eastern Group. We calculated these amounts based on the incremental cost to us, which includes fuel, crew travel expenses, on-board catering, landing fees, trip related hangar/parking costs and other variable costs. We own or operate our aircraft primarily for business use; therefore, we do not include the fixed costs associated with the ownership or operation such as pilots’ salaries, purchase costs and non-trip related maintenance.

(b) The Company provided Mr. Fish with temporary rental housing in Houston following his promotion. The Company also provided certain additional relocation assistance to Messrs. Fish and Preston and Ms. Cowan during 2012. The Company believes these are appropriate business expenditures that benefited the Company, while recognizing these benefits are likely considered perquisites by the SEC.

(c) Information concerning Ms. Cowan’s and Mr. Woods’ severance payments can be found under the heading “Payments upon Departure of Messrs. Preston and Woods and Ms. Cowan” on page 56.

(5)	Upon Mr. Preston’s resignation from the Company on October 15, 2012, the performance share units and stock options that were granted to him in March 2012 were cancelled. He had three months from the date of his resignation to exercise the vested portion of his stock option award granted October 4, 2011; the unvested portion of the stock option award was cancelled upon his resignation.

(6)	Upon Mr. Woods’ departure from the Company on November 30, 2012, the performance share units granted to him in March 2012 were prorated to December 31, 2012 and the performance share units granted in March 2010 and March 2011 were prorated to November 30, 2012. Any payout on such prorated performance share units is dependant on actual performance at the end of the applicable performance period. Because Mr. Woods was retirement eligible under his stock option awards at the time of his departure, all outstanding stock options held by Mr. Woods will continue to vest and be exercisable for three years from the date of his departure.

(7)	Upon Ms. Cowan’s departure from the Company on August 31, 2012, the performance share units that were granted to her in March 2012 and March 2011 were prorated to August 31, 2012, with any payout on such prorated performance share units dependant on actual performance at the end of the applicable performance period. She had three months from her date of departure to exercise the vested portion of her stock option award granted in 2011. The stock option award granted to Ms. Cowan in March 2012 and the unvested portion of the stock option award granted to her in March 2011 cancelled at the time of her departure.

Grants of Plan-Based Awards in 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	All other Option Awards: Number of Securities Underlying Options (#)(4)(5)	Exercise or Base Price of Option Awards ($/sh)(6)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David P. Steiner		777,967	1,296,612	2,593,224
	03/09/12				83,150	138,583	277,166					5,266,497
	03/09/12								218,881	34.935	34.90	1,039,685
James E. Trevathan, Jr.		254,831	424,719	849,438
	03/09/12				14,791	24,651	49,302					936,797
	03/09/12								38,935	34.935	34.90	184,941
James C. Fish, Jr.		211,231	352,051	704,102
	03/09/12				11,890	19,817	39,634					753,092
	03/09/12								31,300	34.935	34.90	148,675
	08/07/12								35,461	34.945	34.96	159,575
	08/07/12							4,412				154,177
Jeff M. Harris		241,323	402,205	804,410
	03/09/12				11,890	19,817	39,634					753,092
	03/09/12								31,300	34.935	34.90	148,675
	11/06/12							6,061				195,922
Rick L Wittenbraker.		218,776	364,626	729,252
	03/09/12				8,237	13,729	27,458					521,733
	03/09/12								21,684	34.935	34.90	102,999
	11/06/12							6,061				195,922
Steven C. Preston (8)		295,797	492,995	985,990
	03/09/12				15,872	26,454	52,908					1,005,318
	03/09/12								41,782	34.935	34.90	198,465
Duane C. Woods (9)		254,567	424,278	848,556
	03/09/12				11,890	19,817	39,634					753,092
	03/09/12								31,300	34.935	34.90	148,675
Grace M. Cowan (10)		157,498	262,497	524,994
	03/09/12				5,774	9,624	19,248					365,736
	03/09/12								15,201	34.935	34.90	72,205

(1)	As shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation,” Messrs. Fish and Harris were the only named executive officers to receive a payout in 2012 under the Annual Incentive Plan. The named executives’ target and maximum bonuses are a percentage of base salary, generally provided for in their employment agreements. The threshold levels represent the bonus amounts that would have been payable if the minimum performance requirements were met for each performance measure. The range of possible payouts for Mr. Fish reflects that his target bonus percentage was increased upon his promotion. The range of possible payouts for Mr. Woods and Ms. Cowan set forth above were subsequently prorated in connection with their departure from the Company. Please see “Compensation Discussion and Analysis — Named Executive’s 2012 Compensation Program and Results — Annual Cash Bonus” for additional information about these awards, including performance criteria.

(2)	Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance share unit awards granted under our 2009 Stock Incentive Plan. Please see “Compensation Discussion and Analysis — Named Executive’s 2012 Compensation Program and Results — Long-Term Equity Incentives — Performance Share Units” for additional information about these awards, including performance criteria. The performance period for these awards ends December 31, 2014. Performance share units earn dividend equivalents, which are paid out based on the number of shares actually earned, if any, at the end of the performance period.

(3)	Represents the number of shares of Common Stock potentially issuable upon the vesting of restricted stock units granted under our 2009 Stock Incentive Plan to Messrs. Fish, Harris and Wittenbraker following the promotions and increased responsibilities discussed in our “Compensation Discussion and Analysis.” The restricted stock units will vest in full on the third anniversary of the date of grant.

(4)	Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our Common Stock increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, restricted stock units and option awards are not included as “Equity Incentive Plan Awards” in the table above or the Outstanding Equity Awards at December 31, 2012 table.

(5)	Represents the number of shares of Common Stock potentially issuable upon the exercise of options granted under our 2009 Stock Incentive Plan. Please see “Compensation Discussion and Analysis — Named Executive’s 2012 Compensation Program and Results — Long-Term Equity Incentives — Stock Options” for additional information about these awards. The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary.

(6)	The exercise price represents the average of the high and low market price on the date of the grant, in accordance with our 2009 Stock Incentive Plan.

(7)	These amounts represent grant date fair value of the awards as calculated under ASC Topic 718. Please see footnotes (1) and (2) to the Summary Compensation Table for additional information.

(8)	Upon Mr. Preston’s resignation from the Company on October 15, 2012, he forfeited any cash bonus for 2012 under the Annual Incentive Plan. Please see footnote (5) to the Summary Compensation Table for additional information regarding treatment of Mr. Preston’s equity awards upon his departure.

(9)	Upon Mr. Woods’ departure from the Company on November 30, 2012, he was entitled to receive a prorated bonus under the Annual Incentive Plan, based on actual Company performance and his length of service in 2012; however, no payout was earned for 2012 under the Annual Incentive Plan. Please see footnote (6) to the Summary Compensation Table for additional information regarding treatment of Mr. Woods’ equity awards upon his departure.

(10)	Upon Ms. Cowan’s departure from the Company on August 31, 2012, she was entitled to receive a prorated bonus under the Annual Incentive Plan, based on actual Company performance and her length of service in 2012; however, no payout was earned for 2012 under the Annual Incentive Plan. Please see footnote (7) to the Summary Compensation Table for additional information regarding treatment of Ms. Cowan’s equity awards upon her departure.

Outstanding Equity Awards at December 31, 2012

	Option Awards					Stock Awards (1)
	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(10)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(11)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David. P. Steiner	—	218,881	(3)	34.935	03/09/2022	—	—	178,846	6,034,264
	145,833	437,500	(4)	37.185	03/09/2021	—	—	—	—
	165,504	165,504	(5)	33.49	03/09/2020	—	—	—	—
	90,000	—		29.24	03/04/2014	—	—	—	—
	335,000	—		21.08	04/03/2013	—	—	—	—
	—	24,922	(6)	38.205	03/06/2013	—	—	—	—
	56,593	—		19.61	03/06/2013	—	—	—	—
James E. Trevathan, Jr.	—	38,935	(3)	34.935	03/09/2022	—	—	32,180	1,085,753
	37,500	112,500	(7)	37.585	07/05/2021	—	—	—	—
	27,270	81,814	(4)	37.185	03/09/2021	—	—	—	—
	25,828	25,829	(5)	33.49	03/09/2020	—	—	—	—
	20,000	—		29.23	07/19/2014	—	—	—	—
	50,000	—		29.24	03/04/2014	—	—	—	—
	120,000	—		19.61	03/06/2013	—	—	—	—
James C. Fish, Jr.	—	35,461	(8)	34.945	08/07/2022	4,412	148,861	21,420	722,711
	—	31,300	(3)	34.935	03/09/2022	—	—	—	—
	11,658	34,974	(7)	37.585	07/05/2021	—	—	—	—
	5,807	17,423	(4)	37.185	03/09/2021	—	—	—	—
	7,316	7,316	(5)	33.49	03/09/2020	—	—	—	—
Jeff M. Harris	—	31,300	(3)	34.935	03/09/2022	6,061	204,498	27,346	922,654
	27,270	81,814	(4)	37.185	03/09/2021	—	—	—	—
	25,828	25,829	(5)	33.49	03/09/2020	—	—	—	—
Rick L Wittenbraker	—	21,684	(3)	34.935	03/09/2022	7,061	238,238	18,944	639,171
	18,889	56,669	(4)	37.185	03/09/2021	—	—	—	—
	2,376	2,379	(9)	34.36	05/04/2020	—	—	—	—
	19,110	19,113	(5)	33.49	03/09/2020	—	—	—	—
	35,000	—		29.24	03/04/2014	—	—	—	—
	—	30,396	(6)	39.07	11/10/2013	—	—	—	—
	—	7,815	(6)	38.425	11/10/2013	—	—	—	—
	43,694	—		26.39	11/10/2013	—	—	—	—
Steven C. Preston	—	—		—	—	—	—	—	—
Duane C. Woods	—	31,300	(3)	34.935	11/30/2015	—	—	11,415	385,142
	27,270	81,814	(4)	37.185	11/30/2015	—	—	—	—
	25,828	25,829	(5)	33.49	11/30/2015	—	—	—	—
Grace M. Cowan	—	—		—	—	—	—	4,173	140,797

(1)	Values are based on the closing price of the Company’s Common Stock on December 31, 2012 of $33.74.

(2)	Represents vested stock options granted (i) on March 9, 2010 and March 9, 2011 pursuant to our 2009 Stock Incentive Plan and (ii) prior to 2005 pursuant to our 2000 Stock Incentive Plan or 2004 Stock Incentive Plan (collectively, the “Prior Plans”). All of the Prior Plans have terminated, and no new awards are being granted pursuant to such plans.

(3)	Represents stock options granted on March 9, 2012 that vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(4)	Represents stock options granted on March 9, 2011 that vested 25% on the first anniversary of the date of grant. An additional 25% will vest on the second anniversary of the date of grant and 50% will vest on the third anniversary of the date of grant.

(5)	Represents stock options granted on March 9, 2010 that vested 25% on the first and second anniversary of the date of grant. The remaining 50% will vest on the third anniversary of the date of grant.

(6)	Represents reload stock options that become exercisable once the market value of our Common Stock has increased by 25% over the options’ exercise price

(7)	Represents stock options granted July 5, 2011 that vested 25% on the first anniversary of the date of grant. An additional 25% will vest on the second anniversary of the date of grant and 50% will vest on the third anniversary of the date of grant.

(8)	Represents stock options granted August 7, 2012 that vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(9)	Represents stock options granted May 4, 2010 that vested 25% on the first and second anniversary of the date of grant. The remaining 50% will vest on the third anniversary of the date of grant.

(10)	Represents restricted stock units granted in 2010 and 2012 in connection with the promotions and increased responsibilities discussed in our “Compensation Discussion and Analysis.” The restricted stock units vest in full on the third anniversary of the date of grant.

(11)	Includes performance share units with three-year performance periods. We have assumed target performance criteria and target payout will be achieved for performance share units. Payouts on performance share units are made after the Company’s financial results of operations for the entire performance period are reported, typically in mid to late February of the succeeding year. The performance share units for the performance period ended on December 31, 2012 are not included in the table as they are considered earned as of December 31, 2012 for proxy disclosure purposes; instead, such performance share units are included in the Option Exercises and Stock Vested table below. The determination of achievement of performance results and corresponding vesting of such performance share units was performed by the MD&C Committee in February 2013. Following such determination, shares of the Company’s Common Stock earned under this award were issued on February 14, 2013. The following number of performance share units have a performance period ending December 31, 2013: Mr. Steiner – 40,263; Mr. Trevathan – 7,529; Mr. Fish – 1,603; Mr. Harris – 7,529; Mr. Wittenbraker – 5,215; Mr. Preston – 0; Mr. Woods – 4,809; and Ms. Cowan – 2,031. The following number of performance share units have a performance period ending on December 31, 2014: Mr. Steiner – 138,583; Mr. Trevathan – 24,651; Mr. Fish – 19,817; Mr. Harris – 19,817; Mr. Wittenbraker – 13,729; Mr. Preston – 0; Mr. Woods – 6,606; and Ms. Cowan – 2,142. In this paragraph and in the table, the number of Mr. Woods’ and Ms. Cowan’s performance share units reflects that such awards were prorated upon their departure from the Company.

Option Exercises and Stock Vested

	Option Awards			Stock Awards(1)
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David P. Steiner	135,000	(2)	938,250	43,814	1,597,897
James E. Trevathan, Jr.	65,000	(3)	420,550	6,838	249,382
James C. Fish, Jr.	—		—	1,937	70,642
Jeff M. Harris	—		—	6,838	249,382
Rick L Wittenbraker	—		—	5,059	184,502
Steven C. Preston	46,146		126,170	—	—
Duane C. Woods	88,000		734,806	6,645	242,343
Grace M. Cowan	—		—	—	—

(1)	Includes performance share units granted in 2010 with a performance period ended December 31, 2012. The determination of achievement of performance results and corresponding vesting of such performance share units was performed by the MD&C Committee in February 2013. Following such determination, shares of the Company’s Common Stock earned under this award were issued on February 14, 2013, based on the average of the high and low market price of the Company’s Common Stock on that date.

(2)	We withheld shares in payment of the exercise price and minimum statutory tax withholding from Mr. Steiner’s exercise of non-qualified stock options. Mr. Steiner received 19,813 net shares in this transaction.

(3)	We withheld shares in payment of the exercise price and minimum statutory tax withholding from Mr. Trevathan’s exercise of non-qualified stock options. Mr. Trevathan received 8,951 net shares in this transaction.

Nonqualified Deferred Compensation in 2012

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(1)
David P. Steiner	291,221	88,779	112,208	—	3,010,907
James E. Trevathan, Jr.	—	—	56,915	—	2,749,400
James C. Fish, Jr.	51,256	17,750	17,345	—	222,774
Jeff M. Harris	91,167	32,654	55,665	—	1,154,223
Rick L Wittenbraker	47,758	24,568	165,770	—	1,702,490
Steven C. Preston	—	—	—	—	—
Duane C. Woods	—	—	193,891		1,818,974
Grace M. Cowan	—	—	—	—	—

(1)	Contributions are under the Company’s Deferral Plan as described in “Compensation Discussion and Analysis — Overview of Elements of Our 2012 Compensation Program — Deferral Plan.” In this Proxy Statement as well as in previous years, we include executive contributions to the Deferral Plan in the Base Salary column of the Summary Compensation Table. Aggregate Balance at Last Fiscal Year End includes the following aggregate amounts of the named executives’ base salaries that were included in Base Salary in the Summary Compensation Table in 2009-2011: Mr. Steiner — $746,461; Mr. Fish — $64,522; Mr. Harris — $268,137; and Mr. Wittenbraker — $191,852.

(2)	Company contributions to the executives’ Deferral Plan accounts are included in All Other Compensation, but not Base Salary, in the Summary Compensation Table.

(3)	Earnings on these accounts are not included in any other amounts in the tables included in this Proxy Statement, as the amounts of the named executives’ earnings represent the general market gains (or losses) on investments, rather than amounts or rates set by the Company for the benefit of the named executives.

(4)	Accounts are distributed as either a lump sum payment or in annual installments (i) when the employee has reached at least 65 years of age or (ii) at a future date that occurs after termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company matching contributions, and gains and/or losses related to their investment choices.

Potential Payments Upon Termination or Change-in-Control

The payments our named executives receive upon termination or change-in-control are based on provisions included in employment agreements and individual equity award agreements. We enter into employment agreements with our named executive officers because they encourage continuity of our leadership team, which is particularly valuable as leadership manages the Company through the change needed to successfully implement our transformational business strategy. Employment agreements also provide a form of protection for the Company through restrictive covenant provisions; each of the agreements contains post-termination restrictive covenants, including a covenant not to compete, non-solicitation covenants, and a non-disparagement covenant, each of which lasts for two years after termination. They also provide the individual with comfort that he will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second, the individual must terminate his employment for good reason or the Company must terminate his employment without cause within six months prior to or two years following the change-in-control event. We believe providing change-in-control protection encourages our named executives to pursue and facilitate change-in-control transactions that are in the best interests of stockholders while not granting executives an undeserved windfall.

Employment agreements entered into with named executive officers after February 2004 (which includes all named executives except Messrs. Steiner and Wittenbraker) contain (a) a requirement that the individual execute a general release prior to receiving post-termination benefits and (b) a clawback feature that allows for the suspension and refund of termination benefits for subsequently discovered cause. The clawback feature in the agreements generally allows the Company to cancel any remaining payments due and obligates the named executive to refund to the Company severance payments already made if, within one year of termination of employment of the named executive by the Company for any reason other than for cause, the Company determines that the named executive could have been terminated for cause.

Our current form of award agreements for equity awards also contains provisions regarding termination and change-in-control. Our stock option awards are also subject to double trigger vesting in the event of a change-in-control situation. The award agreements for restricted stock units granted to Messrs. Fish, Harris and Wittenbraker provide that restricted stock units vest upon a change-in-control, unless the successor entity converts the awards to equivalent grants in the successor. Provided, however, such converted restricted stock unit awards will vest in full if the executive is involuntarily terminated without cause following the change-in-control. Award agreements applicable to performance share units provide that awards will be paid out in cash on a prorated basis based on actual results achieved through the end of the fiscal quarter prior to a change-in-control. Thereafter, the executive would be compensated for the lost opportunity from the date of the change-in-control to the end of the original performance period by receiving a replacement award of restricted stock units in the successor entity, provided that the successor entity is publicly traded. If the successor is not publicly traded, the executive will be entitled to a replacement award of cash. In either case, the replacement award would not vest until the end of the original performance share unit performance period. However, if the employee is thereafter involuntarily terminated other than for cause within the change-in-control window referenced, he would vest in full in the replacement award.

Our current equity award agreements also include a requirement that, in order to be eligible to vest in any portion of the award, the employee must enter into an agreement containing restrictive covenants applicable to the employee’s behavior following termination. Additionally, our performance share unit and stock option award agreements include compensation clawback provisions that provide, if the MD&C Committee determines that an employee either engaged in or benefited from misconduct, then the employee will refund any amounts received under the equity award agreements. Misconduct generally includes any act or failure to act that caused or was intended to cause a violation of the Company’s policies, generally accepted accounting principles or applicable laws and that materially increased the value of the equity award. Further, our MD&C Committee has adopted a clawback policy applicable to our Annual Incentive Plan awards that is designed to recoup annual cash incentive payments when the recipient’s personal misconduct results in a restatement or otherwise affects the payout calculations for the awards. Clawback terms applicable to our incentive awards allow recovery within the earlier to occur of one year after discovery of misconduct and the second anniversary of the employee’s termination of employment.

The terms “Cause,” “Good Reason,” and “Change-in-Control” as used in the table below are defined in the executives’ employment agreements and/or the applicable equity award agreement and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the named executive has:

•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the Company;

•	been convicted of a felony;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the named executive’s consent:

•	his duties or responsibilities have been substantially changed;

•	he has been removed from his position;

•	the Company has breached his employment agreement;

•	any successor to the Company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than 50 miles away.

“Change-in-Control” generally means that:

•	at least 25% of the Company’s Common Stock has been acquired by one person or persons acting as a group;

•

the majority of the Board of Directors consists of individuals other than those serving as of the date of the named executive’s employment agreement or those that were not elected by at least two-thirds of those directors;

•

there has been a merger of the Company in which at least 50% of the combined post-merger voting power of the surviving entity does not consist of the Company’s pre-merger voting power, or a merger to effect a recapitalization that resulted in a person or persons acting as a group acquired 25% or more of the Company’s voting securities; or

•	the Company is liquidating or selling all or substantially all of its assets.

The following tables represent potential payouts to our named executives still serving the Company at year-end upon termination of employment in the circumstances indicated pursuant to the terms of their employment agreements and outstanding incentive awards. In the event a named executive is terminated for cause, he is entitled to any accrued but unpaid salary only. Please see the Non-Qualified Deferred Compensation table above for aggregate balances payable to the named executives under our Deferral Plan pursuant to the executive’s distribution election.

The payouts set forth below assume the triggering event indicated occurred on December 31, 2012, at which time the closing price of our Common Stock was $33.74 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the named executive would receive. Please note the following when reviewing the payouts set forth below:

•

The compensation component set forth below for accelerated vesting of stock options is comprised of the unvested stock options granted in 2010, 2011, and 2012, which vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant. However, the exercise prices of the stock options granted to the named executives in 2011 and 2012 exceeded the closing price of our Common Stock on December 31, 2012. Accordingly, the options granted in 2011 and 2012, and the accelerated vesting of such options, had no value on December 31, 2012.

•

For purposes of calculating the payout of performance share unit awards outstanding at December 31, 2012, we have assumed that target performance was achieved; any actual performance share unit payouts will be based on actual performance of the Company during the performance period.

•

For purposes of calculating the payout upon the “double trigger” of change-in-control and subsequent involuntary termination not for cause, the value of the performance share unit replacement award is equal to the number of performance share units that would be forfeited based on the prorated acceleration of the performance share units, multiplied by the closing price of our Common Stock on December 31, 2012.

•	The payout for continuation of benefits is an estimate of the cost the Company would incur to continue those benefits.

•

Waste Management’s practice is to provide all benefits eligible employees with life insurance that pays one times annual base salary upon death. The insurance benefit is a payment by an insurance company, not the Company, and is payable under the terms of the insurance policy.

Potential Consideration upon Termination of Employment:

David P. Steiner

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	41,376
	• Payment of performance share units (contingent on actual performance at end of performance period)	6,034,264
	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)(1)	2,255,000
	• Life insurance benefit paid by insurance company (in the case of death)	1,128,000

	Total	9,458,640

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	4,848,250
	• Continued coverage under health and welfare benefit plans for two years	22,080
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	2,467,507

	Total	7,337,837

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a	• Three times base salary plus target annual cash bonus, paid in lump sum(1)	7,272,375
Change-in-Control (Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	33,120
	• Accelerated vesting of stock options	41,376
	• Prorated accelerated payment of performance share units	2,467,507
	• Accelerated payment of performance share units replacement grant	3,566,757
	• Prorated maximum annual cash bonus	2,593,224
	• Gross-up payment for any excise taxes(1)	4,448,607

	Total	20,422,966

James E. Trevathan, Jr.

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	6,457
	• Payment of performance share units (contingent on actual performance at end of performance period)	1,085,753
	• Two times base salary as of the date of termination (payable in bi-weekly installments over a two-year period)(1)	1,132,596
	• Life insurance benefit paid by insurance company (in the case of death)	567,000

	Total	2,791,806

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,982,044
	• Continued coverage under benefit plans for two years
	• Health and welfare benefit plans	22,080
	• 401(k) contributions	22,500
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	447,190

	Total	2,473,814

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-	• Two times base salary plus target annual cash bonus, paid in lump sum	1,982,044
Control (Double Trigger)	• Continued coverage under benefit plans for two years
	• Health and welfare benefit plans	22,080
	• 401(k) contributions	22,500
	• Accelerated vesting of stock options	6,457
	• Prorated accelerated payment of performance share units	447,190
	• Accelerated payment of performance share units replacement grant	638,563
	• Prorated maximum annual cash bonus	849,438
	• Gross-up payment for any excise taxes(1)	0

	Total	3,968,272

James C. Fish, Jr.

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	1,829
	• Payment of performance share units (contingent on actual performance at end of performance period)	722,711
	• Accelerated vesting of restricted stock units	148,861
	• Life insurance benefit paid by insurance company (in the case of death)	400,000

	Total	1,273,401

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,850,000
	• Continued coverage under health and welfare benefit plans for two years	22,080
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	259,359
	• Prorated vesting of restricted stock units	19,974

	Total	2,151,413

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,850,000
	• Continued coverage under health and welfare benefit plans for two years	22,080
	• Accelerated vesting of stock options	1,829
	• Prorated accelerated payment of performance share units	259,359
	• Accelerated payment of performance share units replacement grant	463,352
	• Accelerated vesting of restricted stock units	148,861
	• Prorated maximum annual cash bonus	704,102

	Total	3,449,583

Jeff M. Harris

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	6,457
	• Payment of performance share units (contingent on actual performance at end of performance period)	922,654
	• Accelerated payment of restricted stock units	204,498
	• Life insurance benefit paid by insurance company (in the case of death)	537,000

	Total	1,670,609

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,876,974
	• Continued coverage under health and welfare benefit plans for two years	22,080
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	392,734
	• Prorated vesting of restricted stock units	10,459

	Total	2,302,247

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a	• Three times base salary plus target annual cash bonus, paid in lump sum(1)	2,815,461
Change-in-Control (Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	33,120
	• Accelerated vesting of stock options	6,457
	• Prorated accelerated payment of performance share units	392,734
	• Accelerated payment of performance share units replacement grant	529,920
	• Accelerated vesting of restricted stock units	204,498
	• Prorated maximum annual cash bonus	804,410

	Total	4,786,600

Rick L Wittenbraker

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	4,778
	• Payment of performance share units (contingent on actual performance at end of performance period)…	639,171
	• Accelerated vesting of restricted stock units	238,238
	• Two times base salary as of the date of termination (payable in bi-weekly installments over a two-year period)(1)	972,346
	• Life insurance benefit paid by insurance company (in the case of death)	487,000

	Total	2,341,533

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,701,606
	• Continued coverage under health and welfare benefit plans for two years	22,080
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	272,046
	• Prorated vesting of restricted stock units	40,421

	Total	2,036,153

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a	• Three times base salary plus target annual cash bonus, paid in lump sum(1)	2,552,409
Change-in-Control (Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	33,120
	• Accelerated vesting of stock options	4,778
	• Prorated accelerated payment of performance share units	272,046
	• Accelerated payment of performance share units replacement grant	367,125
	• Accelerated vesting of restricted stock units	238,238
	• Prorated maximum annual cash bonus	729,252
	• Gross-up payment for any excise taxes(1)	1,130,396

	Total	5,327,364

(1)	In the past, such provisions have been included in certain named executives’ employment agreements. However, the Company’s compensation policy now provides that it will not enter into any future compensation arrangements that obligate the Company to provide increased payments in the event of death or to make tax gross up payments, subject to certain exceptions. Additionally, our Executive Officer Severance Policy generally provides that the Company may not enter into new severance arrangements with its executive officers that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus. For additional details, see “Compensation Discussion and Analysis — Other Compensation Policies and Practices.”

Payments upon Departure of Messrs. Preston and Woods and Ms. Cowan

During 2012, each of Mr. Preston, Mr. Woods and Ms. Cowan departed from the Company. Please see “Compensation Discussion and Analysis — How Named Executive Officer Compensation Decisions are Made — Departure of Ms. Cowan, Mr. Woods and Mr. Preston” for additional information regarding their respective departures.

Mr. Preston resigned from the Company on October 15, 2012. Upon Mr. Preston’s resignation from the Company, he forfeited any cash bonus for 2012 under the Annual Incentive Plan; however, in March 2013, the MD&C Committee approved a lump sum separation payment to Mr. Preston of $194,735 in light of the fact that other employees who gave notice of their resignation shortly after Mr. Preston pursuant to the VERP received a partial bonus for 2012, and Mr. Preston did not receive a partial bonus for 2012. The separation payment is equal to 50% of Mr. Preston’s target annual cash bonus for 2012, prorated to the date of his departure, and was calculated in the same way that 2012 separation bonus amounts were calculated for participants in the VERP. The performance share units and stock options that were granted to him in March 2012 were cancelled at the time of his resignation. He had three months from the date of his resignation to exercise the vested portion of his stock option award granted October 4, 2011; the unvested portion of the stock option award was cancelled upon his resignation.

Upon Mr. Woods’ departure from the Company on November 30, 2012, he received, or is continuing to receive, the following payments and benefits pursuant to his employment agreement, his separation agreement and the Company’s VERP:

• Cash severance payable in lump sum	$989,992
• Cash severance payable over two years	$989,992
• Payment in lieu of benefits, payable in lump sum	$105,824
• Separation bonus payable on or about March 13, 2013	$195,170
• Value of group health and dental coverage for two years payable over two years (or until similar coverage is obtained from subsequent employer)	$34,681
• Prorated vesting of performance share units granted in 2011 and 2012 at target (contingent on actual performance at end of performance period)(1)	$385,142

Upon Ms. Cowan’s departure from the Company on August 31, 2012, she received, or is continuing to receive the following payments and benefits pursuant to her employment agreement and her separation agreement:

• Cash severance payable in lump sum at time of departure	$600,000
• Cash severance payable in lump sum on or about December 28, 2012	$600,000
• Separation bonus payable in lump sum on or about December 28, 2012	$650,000
• Value of group health and dental coverage for two years payable over two years (or until similar coverage is obtained from a subsequent employer)	$24,209
• Prorated vesting of performance share units granted in 2011 and 2012 at target (contingent on actual performance at end of performance period)(1)	$140,797

(1)	Based on awards and options outstanding, and the closing price of the Company’s Common Stock of $33.74 per share on December 31, 2012.

Equity Compensation Plan Table

The following table provides information as of December 31, 2012 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(a)	17,004,950	(b)	$33.98	(c)	9,071,936	(d)
Equity compensation plans not approved by security holders(e)	45,146	(f)	$29.07		—

Total	17,050,096		$33.96		9,071,936

(a)	Includes our 1993 Stock Incentive Plan, 2000 Stock Incentive Plan, 2004 Stock Incentive Plan and 2009 Stock Incentive Plan. Only our 2009 Stock Incentive Plan is available for awards. Also includes our Employee Stock Purchase Plan (ESPP).

(b)	Includes: options outstanding for 12,952,033 shares of Common Stock; 300,169 shares of Common Stock to be issued in connection with deferred compensation obligations; 315,808 shares underlying unvested restricted stock units and up to 3,436,940 shares of Common Stock that may be issued under unearned performance share units. In determining the number of shares of Common Stock that may be issued on account of performance share units, we assumed the maximum performance level was achievable, which would result in a payout in shares of Common Stock equal to two times the number of performance share units granted. This number includes 1,198,160 shares on account of performance share units with the performance period ended December 31, 2012. The determination of achievement of performance results and corresponding vesting of performance share units with the performance period ended December 31, 2012 was performed by the MD&C Committee in February 2013; as a result, 238,075 shares of Common Stock included in this number were issued in February 2013, net of units deferred, and 947,902 shares included in this number will be available for future issuance. Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the look-back pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.

(c)	Excludes performance share units and restricted stock units because those awards do not have exercise prices associated with them. Also excludes purchase rights under the ESPP for the reasons described in (b) above.

(d)	The shares remaining available include 6,416,411 shares under our 2009 Stock Incentive Plan and 2,655,525 shares under our ESPP. No additional shares may be issued under any of the other plans approved by stockholders, other than on account of awards already outstanding.

(e)	Includes our 2000 Broad-Based Employee Plan. No awards under the Broad-Based Plan are held by, or may be granted to, any of our directors or executive officers. The Broad-Based Plan allows for the granting of equity awards on such terms and conditions as the MD&C Committee may decide; provided that, the exercise price of options may not be less than 100% of the fair market value of the stock on the date of grant, and all options expire no later than ten years from the date of grant.

(f)	Includes options exercisable for shares of Common Stock.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

Our Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2013, subject to ratification by our stockholders.

Representatives of Ernst & Young LLP will be at the annual meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Although ratification of the selection of Ernst & Young is not required by our By-laws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a direction to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2012	2011
	(In millions)
Audit Fees	$6.0	$5.3
Audit-Related Fees	1.1	1.6
Tax Fees	—	—
All Other Fees	—	—

Total	$7.1	$6.9

Audit includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, work performed to support the Company’s debt issuances, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation, employee benefit plan audits and financial due diligence services relating to certain potential acquisitions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. Any additional services approved by the Audit Committee Chairman between Committee meetings are ratified by the full Audit Committee at the next regularly scheduled meeting. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2012 and 2011, the Audit Committee pre-approved all audit and audit-related services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 7, the Audit Committee has considered whether the provision of these audit-related services is compatible with maintaining auditor independence and has determined that it is.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, stockholders are entitled to an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). The Board of Directors has determined that it will include say on pay votes in the Company’s proxy materials annually until the next stockholder vote on the frequency of the say on pay vote.

We encourage stockholders to review the Compensation Discussion and Analysis on pages 22 to 40 of this Proxy Statement. The Company has designed its executive compensation program to be supportive of, and align with, the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies, discussed in more detail in the Compensation Discussion and Analysis, further the objective of our executive compensation program and evidence our dedication to competitive and reasonable compensation practices that are in the best interests of stockholders:

•

a substantial portion of executive compensation is linked to Company performance, through annual cash bonus performance criteria and long-term equity-based incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target Company performance as compared to periods of below-target Company performance. In 2012, our performance-based annual cash bonus and long-term equity-based incentive awards comprised approximately 87% of total target compensation for our President and Chief Executive Officer and approximately 71% of total target compensation for our other currently-serving named executives;

•	performance measures are designed to be challenging, yet achievable;

•	performance-based awards include threshold, target and maximum payouts correlating to a range of performance and are based on a variety of indicators of performance, which limits risk-taking behavior;

•

our compensation mix targets approximately 50% of total compensation of our named executives (and approximately 70% in the case of our President and Chief Executive Officer) to result from long-term equity awards, which aligns executives’ interests with those of stockholders;

•

performance stock units’ three-year performance period, as well as stock options’ vesting over a three-year period, link executives’ interests with long-term performance and reduce incentives to maximize performance in any one year;

•	all of our named executive officers are subject to stock ownership requirements, which we believe demonstrates a commitment to, and confidence in, the Company’s long-term prospects;

•

the Company has clawback provisions in its equity award agreements and recent employment agreements, as well as a general clawback policy designed to recoup compensation in certain cases when cause and/or misconduct are found;

•

our executive officer severance policy implemented a limitation on the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy; and

•	the Company has adopted a policy that prohibits it from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Because the vote is advisory, it will not be binding upon the Board or the MD&C Committee and neither the Board nor the MD&C Committee will be required to take any action as a result of the outcome of the vote on this proposal. The MD&C Committee will carefully consider the outcome of the vote in connection with future executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSAL REGARDING SENIOR EXECUTIVES

HOLDING A SIGNIFICANT PERCENTAGE OF EQUITY AWARDS UNTIL RETIREMENT

(Item 4 on the Proxy Card)

Waste Management is not responsible for the content of this stockholder proposal or supporting statement.

The following proposal was submitted by Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of 700 shares of Waste Management Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

Proposal 4 — Executives to Retain Significant Stock

Resolved: Shareholders request that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the committee adopt a share retention percentage requirement of 25% of such shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

Our company announced that 700 employees will be laid off. Meanwhile our directors did not turnaround any or most of the low-hanging fruit of strengthening our corporate governance specified in this proposal, which does not require even one lay-off. For instance, GMI/The Corporate Library, an independent investment research firm, said there was increased concern regarding our directors’ qualifications and concern over our executive pay policies - $7 million for David Steiner, our CEO.

Our executive pay committee had the discretion to increase annual incentive awards up to 25% to reflect individual contribution. Such a discretionary provisions undermined the effectiveness of our incentive plan. Also, our CEO received a mega-grant of 583,000 stock options that simply vest over time. Equity pay given as a long-term incentive should include performance requirements. Moreover, market-priced stock options may provide rewards due to a rising market alone, regardless of an executive’s performance. Finally, considering the large size of our CEO’s annual option grant, his equity ownership guideline of 165,000 shares was too low.

Frank Clark, John Pope and Pastora San Juan Cafferty each had 10 to 18 years long-tenure. Independence tends to erode after 10-years. John Pope and Patrick Gross received our highest negative votes — perhaps due to their seats on 5 boards each — over-commitment concern. On top of this Mr. Gross has seats on 15 committees at the 5 companies where he was a director. Mr. Pope was also associated with the Federal-Mogul Corporation bankruptcy.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Executives To Retain Significant Stock – Proposal 4.

Waste Management Response to Stockholder Proposal Regarding Senior Executives Holding a Significant Percentage of Equity Awards Until Retirement

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that this proposal is unnecessary, given that the Company already maintains effective Stock Ownership Guidelines and prohibits executives from entering into hedging transactions involving Company securities. The Board also believes this proposal would be detrimental to the Company and its stockholders by severely hindering the Company’s ability to recruit talented executives and creating administrative burdens for no benefit in return. Accordingly, the Board recommends that stockholders vote against this proposal.

The Company’s Stock Ownership Guidelines were implemented by the wholly-independent MD&C Committee in 2002. These guidelines are reviewed at least annually and are revised as appropriate. In fact, the Board revised the Stock Ownership Guidelines in November 2012 to increase our Chief Executive Officer’s stock ownership requirement from 165,000 shares to 225,500. The Board believes the existing Stock Ownership Guidelines, together with the fact that a substantial portion of executive compensation is linked to Company performance through annual cash bonus performance criteria and long-term incentive programs, already successfully align the interests of senior executives with those of stockholders and focuses executives appropriately on long-term performance.

The existing Stock Ownership Guidelines also contain a holding requirement. Until the individual’s ownership requirement is achieved, Senior Vice Presidents and above are required to retain 100% of all net shares acquired through the Company’s long-term incentive plans and Vice Presidents are required to retain at least 50% of such net shares. The requisite stock ownership level must thereafter be maintained throughout the officer’s employment with the Company. Additionally, the Stock Ownership Guidelines generally require Senior Vice Presidents and above to hold all of their net shares and Vice Presidents to hold 50% of their net shares for at least one year after such shares are acquired, even if required ownership levels have already been achieved. The Board believes these holding periods discourage these individuals from taking actions in an effort to gain from short-term or otherwise fleeting increases in the market value of our stock.

The proponent requests that the Company implement a requirement that executives hold a percentage of their equity compensation until reaching normal retirement age, which is currently 65 under the Company’s qualified retirement plan. The proponent provides no exception for an executive that leaves the Company without cause well before retirement. We believe such a holding requirement would significantly hinder the Company’s ability to attract and retain executive talent. Tracking and monitoring compliance with this requirement would be an administrative burden to the Company, especially in the case of an executive that leaves the Company many years before retirement age. Further, this requirement could unfairly result in an executive’s ultimate equity award being dramatically affected by matters completely unrelated to the Company’s performance or the executive’s actions during the period of the executive’s employment with the Company. In light of these significant disadvantages, the proponent does not offer any explanation as to why stock retention after termination of an executive’s employment contributes to the long-term value of the Company.

We also note that the proponent’s proposal makes reference to the number of options issued to our Chief Executive Officer last year; however, such options vest over time and then must later be exercised; accordingly, our Chief Executive Officer does not yet have ownership of any shares of Common Stock associated with those options, making the unvested options irrelevant for purposes of stock ownership requirements.

The MD&C Committee’s annual review of the Stock Ownership Guidelines allows for prudent and reasoned adjustment of the ownership guidelines on a regular basis in light of all facts and circumstances. It is in the best interests of the Company and the stockholders to allow the MD&C Committee the flexibility to employ its expertise to fulfill this function. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSAL REGARDING DISCLOSURE OF POLITICAL CONTRIBUTIONS

(Item 5 on the Proxy Card)

Waste Management is not responsible for the content of this stockholder proposal or supporting statement.

The following proposal was submitted by the New York State Common Retirement Fund, 633 Third Avenue — 31st Floor, New York, NY 10017, which owns 1,523,317 shares of Waste Management Common Stock and the International Brotherhood of Teamsters General Fund as co-proponent. The proposal has been included verbatim as we received it.

Stockholder Proposal

Resolved, that the shareholders of Waste Management, Inc. (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible decision-making.

The report shall be represented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Waste Management, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Waste Management contributed at least $5,275,635 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosures and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Waste Management Response to Stockholder Proposal Regarding Disclosure of Political Contributions

The Board recommends that stockholders vote AGAINST this proposal.

The Company is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure of political contributions and lobbying expenses. Accordingly, the Board believes this proposal is unnecessary because a comprehensive system of reporting and accountability for political contributions already exists, and the Company publicly discloses its participation in the political process in support of its business interests.

Current law limits the amounts of political contributions that are permissible, restricts the organizations or entities that can receive corporate funding, and establishes a clear accountability system enforced by regulatory agencies in the United States. Political contributions or donations made by the Company are required to be disclosed under federal, state and local campaign finance law. The Company fully complies with these disclosure and reporting requirements. As a result, information on the Company’s political contributions is available to stockholders and interested parties through public sources.

In addition, the Company discloses its participation in public policy processes (including political contributions) in its sustainability reports, which are available on its website, www.wm.com. Stockholders and interested parties can see the Company’s most recent disclosure in its 2012 Sustainability Report at http://www.wm.com/sustainability/index.jsp. The Company also makes all its employees aware annually of its policies and procedures pertaining to political contributions in the Company’s Code of Conduct. That document is disseminated to all employees and available under the Investor Relations tab at www.wm.com.

Waste Management believes it is important to participate in the political process because it is of intrinsic benefit to our business and employees. We do not expect the candidates to whom we contribute funds to agree with our positions on all issues at all times. We do however seek to support candidates who recognize the importance of the environmental services we provide, while also recognizing that a fair, free market system provides the best environment for continued improvement of cost-effective services.

Contributions of funds from the Company’s Political Action Committee (“PAC”) to federal, state and local candidates and all other Company contributions are approved, in advance, by the Government Affairs Department. The PAC files monthly reports of receipts and disbursements to the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. Those publicly available reports identify the names of candidates supported and amounts contributed by the PAC. In addition, all political contributions to federal candidates over $200 are publicly disclosed by the FEC. Under the Lobbying Disclosure Act of 1995, the Company submits to Congress semi-annual reports of amounts spent on lobbying and the subjects lobbied, which are also publicly available. Those reports have been submitted quarterly since April 2008 under the Honest Leadership and Open Government Act of 2007, and semi-annual reports include a list of all federal election candidates to whom the PAC contributed during the previous six months.

The Company is a member of various trade or business associations to advance and protect its business interests. Illustratively, these interests have included, and the associations have aided the Company’s advocacy for, renewable energy treatment for landfill gas-to-energy and waste-to-energy, incentives for natural gas vehicles and infrastructure, environmental justice, and the continued interstate transport of waste. The political activity of such associations is not necessarily representative of a position of the Company.

The Board believes disclosure of the Company’s current policies and practices with regard to political contributions, together with applicable federal, state and local reporting requirements, provide appropriate transparency of our political participation. Adopting a policy as set forth in the proposal would result in additional time and expense to the Company with little, if any, corresponding benefit for stockholders. Accordingly, the Board recommends that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSAL REGARDING COMPENSATION BENCHMARKING CAP

(Item 6 on the Proxy Card)

Waste Management is not responsible for the content of this stockholder proposal or supporting statement.

The following proposal was submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006 , the beneficial owner of 323 shares of Waste Management Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

RESOLVED: Shareholders of Waste Management, Inc. (the “Company”) urge the Compensation Committee (the “Committee”) of the Board of Directors to adopt a policy that if the Committee uses peer group benchmarking to establish target awards for senior executive compensation, the benchmark should not exceed the 50th percentile of the Company’s peers. The Committee shall implement this policy in a manner that does not violate any existing employment agreement or compensation plan.

Supporting Statement

In our opinion, peer group benchmarking of target awards for senior executive compensation results in a constant ratcheting up of executive pay unrelated to performance. About 90 percent of major U.S. corporations set their executive pay targets at or above the median of their peer group. (The Washington Post, “Cozy relationships and ‘peer benchmarking’ send CEOs’ pay soaring,” October 3, 2011.)

We believe this practice creates a “Lake Wobegon” effect where all CEOs are above average. If even one company targets compensation above the median of the peer group and the other companies target the median pay, the median level is mathematically guaranteed to rise year after year. We are also concerned that companies may cherry-pick their compensation peer group to include companies that have high levels of executive pay.

We are concerned that peer group benchmarking for target awards is increasing executive pay at our Company. According to our Company’s 2012 proxy statement the Compensation Committee has determined “that total direct compensation packages for our named executive officers within a range of plus or minus twenty percent of the median total compensation of the competitive analysis is appropriate.” In other words, senior executives might receive target awards up to twenty percent above the median compensation of their peers.

While we do not object to compensation committees using peer groups to measure relative performance for executive compensation purposes, we believe that peer group compensation data should not be the only factor used to set the dollar value of target awards. Rather, companies should also consider each executive’s individual qualifications as well as the company’s overall employee compensation structure.

The Conference Board Commission on Public Trust and Private Enterprise, consisting of a blue-ribbon panel of leaders from business, finance, public service and academia, recommended that “Where recent compensation levels are excessive, compensation committees should not use these as a benchmark for setting future compensation levels.” (The Conference Board, Findings and Recommendations, 2003.)

A recent report by the University of Delaware’s John L. Weinberg Center for Corporate Governance and the Investor Responsibility Research Center Institute identifies peer group compensation benchmarking as a central reason for rising executive pay, and criticizes benchmarking as a seriously flawed methodology even when the peer groups are fairly constructed. (Charles Elson and Craig Ferrere, “Executive Superstars, Peer Groups and Over-Compensation — Cause, Effect and Solution,” September 22, 2012.)

For these reasons, we ask shareholders to vote FOR this proposal.

Waste Management Response to Stockholder Proposal Regarding Compensation Benchmarking Cap

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that this proposal is unnecessary because the actions of our wholly-independent MD&C Committee do not contribute to the concerns set forth in the proposal. The Board also believes this proposal would be detrimental to the Company and its stockholders by hindering the Company’s ability to recruit and retain talented executives. Accordingly, the Board recommends that stockholders vote against this proposal.

As described in detail in our Compensation Discussion and Analysis, all elements of our executive compensation program are carefully crafted to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy. Our MD&C Committee believes it is necessary and appropriate to consider peer company compensation in order to gauge the competitive market and to ensure that the Company’s compensation practices are aligned with prevalent practices. To remain competitive in the market for executive talent, the MD&C Committee has determined that target short-term incentive opportunities should be within a range of plus or minus 15% around the competitive median, target long-term incentive opportunities should be within a range of plus or minus 20% around the competitive median, and base salaries should be within a range of plus or minus 10% around the competitive median.

However, contrary to the proposal:

•

Peer group compensation data is not the only factor used to set the dollar value of target awards. An individual’s qualifications and performance, as well as the Company’s overall compensation structure and financial performance, are considered in determining where target compensation will fall within the competitive range;

•

While it is possible that a high-performing executive might receive a total compensation package up to 20% above the competitive median, the competitive range established by our MD&C Committee specifically provides that a total direct compensation package that is 20% below the median may be appropriate, and, at times, certain of our executives have been and will be compensated at levels below the median of the competitive range;

•

The MD&C Committee’s consideration of peer group compensation data does not “ratchet up” our executive’s compensation every year unrelated to performance, as other factors are also considered. For example, in 2012 and 2009, the Company did not grant any merit increases in base salary irrespective of peer group actions or the executives’ individual performance; and

•

As described in detail in the Compensation Discussion and Analysis, the MD&C Committee, with the assistance of an independent compensation consultant, uses many qualitative and quantitative factors to establish an appropriate compensation peer group, including growth profile, profitability profile, size, shareholder return, annual revenue and nature of operations, and we strongly disagree with any insinuation that we have “cherry-picked” a peer group to include high levels of executive pay.

Imposing the rigid restrictions in the proposal could harm the Company by causing it to be unable to offer competitive compensation packages. The Board strongly believes that the MD&C Committee’s use of compensation benchmarking has been reasoned and appropriate. The MD&C Committee should continue to retain the flexibility to use their expertise to design and administer competitive compensation programs. Accordingly, the proposal is unnecessary and would be unduly restrictive and burdensome.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

We do not intend to bring any other matters before the annual meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxy holders to vote using their judgment.

WASTE MANAGEMENT, INC. 1001 FANNIN STREET SUITE 4000 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52514-P32894 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASTE MANAGEMENT, INC.
The Board of Directors recommends you vote FOR each of the nominees in item 1 and FOR proposals 2 and 3:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Bradbury H. Anderson	☐	☐	☐

	1b. Frank M. Clark, Jr.	☐	☐	☐
							For	Against	Abstain
	1c. Patrick W. Gross	☐	☐	☐	2.	Ratification of the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2013.	☐	☐	☐

	1d. Victoria M. Holt	☐	☐	☐	3.	Approval of our executive compensation.	☐	☐	☐

	1e. John C. Pope	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 4, 5 and 6:
	1f. W. Robert Reum	☐	☐	☐	4.	Stockholder proposal regarding a requirement for senior executives to hold a significant percentage of equity awards until retirement, if properly presented at the meeting.	☐	☐	☐
	1g. David P. Steiner	☐	☐	☐

	1h. Thomas H. Weidemeyer	☐	☐	☐	5.	Stockholder proposal regarding disclosure of political contributions, if properly presented at the meeting.	☐	☐	☐

					6.	Stockholder proposal regarding compensation benchmarking cap, if properly presented at the meeting.	☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐
							Yes	No
					Please indicate if you plan to attend this meeting.		☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees in item 1, FOR proposals 2 and 3, and AGAINST proposals 4, 5 and 6. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012 is available at www.wm.com.

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M52515-P32894

WASTE MANAGEMENT, INC.

Annual Meeting of Stockholders - May 10, 2013 11:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 28, 2013, and hereby appoint(s) David P. Steiner and Rick L Wittenbraker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 10, 2013 at 11:00 a.m., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has/have not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion. The voting deadline for 401(k) plan participants is 11:59 P.M. Eastern Time on May 8, 2013.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)